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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

THOMPSON CREEK METALS COMPANY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THOMPSON CREEK METALS COMPANY INC.

26 West Dry Creek Circle, Suite 810
Littleton, Colorado 80120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
TO BE HELD MAY 6, 2011

        It is my pleasure to invite you to this year's annual meeting of shareholders of Thompson Creek Metals Company Inc. (the "Company"), which will be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 on May 6, 2011, at 10:00 a.m. (Mountain Time). The purpose of the annual meeting is to:

  (1)
  Elect seven directors to our Board of Directors to hold office until our next annual meeting of shareholders or until their respective successors are duly elected and qualified;

  (2)
  Appoint KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and to authorize the directors to fix their remuneration;

  (3)
  Hold an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

  (4)
  Hold an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

  (5)
  Consider any other appropriate matters as may properly come before the annual meeting or any adjournment thereof.

        Our Board of Directors has by resolution fixed the close of business on March 21, 2011, as the record date, being the date for the determination of the registered holders of our common shares entitled to receive notice of, and to vote at, the annual meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the annual meeting.

        ALL HOLDERS OF OUR COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD AND INCLUDED IN THIS MAILING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS' MEETING TO BE HELD ON MAY 6, 2011:

        The proxy statement and our 2010 annual report are available on our website at www.thompsoncreekmetals.com under "Investors—2011 Annual Meeting Materials.", which does not employ "cookies" or other tracking software that identify visitors to the site.

By Order of the Board of Directors,

KEVIN LOUGHREY
Chairman and Chief Executive Officer

March 25, 2011

i

THOMPSON CREEK METALS COMPANY INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2011

INTRODUCTION

        This proxy statement is being furnished to shareholders of record of Thompson Creek Metals Company Inc. ("Thompson Creek," the "Company," "we," "us" or "our") in connection with the solicitation by our Board of Directors of proxies for the 2011 annual meeting of shareholders to be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112 on May 6, 2011, at 10:00 a.m. (Mountain Time), or at any and all adjournments thereof, for the purposes set forth in the notice of annual meeting. The approximate date of mailing of this proxy statement and the enclosed form of proxy is March 25, 2011.

        All dollar amounts referenced herein, unless otherwise indicated, are expressed in United States dollars and Canadian dollars are referred to as "C$". Any United States dollar amounts (referred to as "US$") which have been converted from Canadian dollars have been converted at an exchange rate of C$1.00=US$1.01, the Bank of Canada noon exchange rate for December 31, 2010, unless otherwise stated.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of directors, appointment of our independent registered public accounting firm, approval of our executive compensation and selection of the frequency of future votes on executive compensation.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 21, 2011, are entitled to receive notice of, and to participate in, the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponements or adjournments of the meeting. We will announce preliminary voting results at the annual meeting and publish the final voting results in a Report of Voting Results filed on SEDAR and a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (the "SEC") within four business days after the conclusion of the annual meeting.

What are the voting rights of the holders of our common stock?

        Each share of our common stock, no par value, outstanding on March 21, 2011, will be entitled to one vote on each matter considered at the annual meeting.

Who can attend the annual meeting?

        All holders of our common stock as of March 21, 2011, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:00 a.m. (Mountain Time). If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport, and proof of stock ownership if you hold your shares in "street name" (that is, through a broker or other nominee) as of March 21, 2011.

What constitutes a quorum?

        The presence at the meeting of at least two persons, each being a shareholder entitled to vote thereat or a duly appointed proxy for a shareholder so entitled, representing at least 25% of the shares entitled to vote at the meeting, will constitute a quorum. As of March 21, 2011, we had 165,610,024 shares of our common stock outstanding. Therefore, the presence of at least two holders of our common stock or a duly appointed proxy for a shareholder so entitled, representing at least 41,402,506 votes, will be required to establish a quorum.

What if I hold my shares in "street name" through a broker?

        Under the rules of the New York Stock Exchange (the "NYSE"), if you hold your shares in "street name" through a broker, such broker has the discretion to vote your shares on routine matters, such as approval of independent registered public accounting firms, but not on non-routine matters. Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (advisory vote on frequency of future executive compensation votes) are non-routine matters. Therefore, if your shares are held in "street name" through a broker and you do not provide instructions as to how your shares are to be voted on Proposal 1, 3 or 4, your broker will not be able to vote your shares on such proposals. We urge you to provide instructions to your broker on each of these three proposals so that your votes may be counted on these important matters. Your broker may vote your shares with respect to Proposal 2 (appointment of our independent registered public accounting firm) if you do not provide instructions since that is a "routine" matter; such a vote will also count for purposes of establishing a quorum for the meeting.

How do I vote?

        The persons named in the enclosed form of proxy are officers and directors of the Company. If you want to appoint some other person to serve as your "proxy" to cast your vote at the meeting, you may do so and the person need not be a shareholder. If you wish to do so you should insert the other person's name in the blank space provided in the enclosed form of proxy. The completed and executed proxy must be received at the office of the Company or the Company's transfer agent, Equity Financial Trust Company, indicated on the enclosed envelope no later than 10:00 a.m. (Mountain Time) on May 4, 2011, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned meeting.

By Mail

        Be sure to complete, sign and date the proxy card and return it to Equity Financial Trust Company in the envelope provided (or to us) by 10:00 a.m. (Mountain Time) on May 4, 2011. If you are a shareholder and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board of Directors.

By Telephone or on the Internet

        Instructions are included with the proxy card that indicate whether the way your shares are held permits you to vote by telephone or over the Internet and how to vote using such alternate means.

In Person at the Annual Meeting

        All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person, as described above. "Street name" shareholders who wish to vote at the meeting will need to obtain a legal proxy form from the institution that holds their shares. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

        Our Board of Directors has appointed Equity Financial Trust Company, our transfer agent and registrar, to serve as scrutineer to tabulate and certify the votes at the annual meeting. Kingsdale Shareholder Services Inc. has been retained as Proxy Solicitation and Information Agent. If you have further questions on how to vote, please contact Kingsdale Shareholder Services Inc. toll-free in North America at 1-888-518-1554 or outside of North America at 416-867-2272 or by email at contactus@kingsdaleshareholder.com, also located at the back of this proxy statement.

Can I change my vote after I return my proxy card?

        Yes. A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder's attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited either at our principal office at 26 West Dry Creek Circle, Suite 810, Littleton, CO 80120, Attention: Secretary at any time up to and including the last business day preceding the day of the annual meeting or with the Chairman of the annual meeting on the day of the annual meeting or in any other manner permitted by law.

What are our Board of Directors' recommendations?

        Unless you give other instructions on your proxy card, or by telephone or on the Internet (as applicable), the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

  •
  for election of the nominated slate of directors (see Proposal 1);

  •
  for the appointment of KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and to authorize the directors to fix their remuneration (see Proposal 2);

  •
  for the approval of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 3); and

  •
  for a frequency of every year for future advisory votes on named executive officer compensation (see Proposal 4).

        With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

  Election of Directors

        Proposal 1.    The seven nominees for director receiving the highest number of "for" votes cast in person or by proxy at the annual meeting will be elected. Abstentions and "withheld" votes will have no effect on the outcome of the election of directors. See below regarding the Board of Directors Voting Policy which will deem a nominee not to have received the support of shareholders if the number of "withheld" votes exceeds the number of "for" votes for such nominee.

        Under the NYSE rules, brokers do not have discretionary authority to vote shares with respect to the election of director nominees in an uncontested election without direction from the beneficial owner. Therefore, broker non-votes are not counted as votes "for" or "withheld" from this proposal and will have no effect in determining whether Proposal 1 has been approved by the shareholders.

  Other items

        Proposal 2.    The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the appointment of our independent registered public accounting firm, meaning the votes cast "for" must exceed the votes "against." Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

        Proposal 3.    The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of the compensation of our named executive officers, meaning the votes "for" must exceed the votes "against." Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal. Because your vote on this proposal is advisory, it will not be binding on us, the Board of Directors, or the Compensation and Governance Committee.

        Proposal 4.    The vote frequency that receives the highest number of votes "for" will indicate the frequency preferred by our shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because your vote on this proposal is advisory, it will not be binding on us, the Board of Directors, or the Compensation and Governance Committee.

ELECTION OF DIRECTORS (PROPOSAL 1)

        Our Board of Directors presently is comprised of seven directors. Directors who are elected at the 2011 annual meeting, and any directors who are elected after the meeting to fill vacancies and newly created directorships, shall hold office until the next annual meeting of shareholders or until his or her successor is duly elected or appointed unless his or her office is earlier vacated in accordance with our Articles of Continuance.

        Set forth below is certain information with respect to each of our nominees for the office of director and each of our other executive officers. Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following seven nominees: Denis C. Arsenault, Carol T. Banducci, James L. Freer, James P. Geyer, Timothy J. Haddon, Kevin Loughrey and Thomas J. O'Neil. All of the nominees are currently serving as directors. Each nominee for director has consented to serve on our Board of Directors and the seven nominees with the highest number of "for" votes will be elected.

        In accordance with our Board of Directors' Voting Policy, our Board of Directors will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive more votes in favor than withheld for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors.

        If the number of shares "withheld" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee then, under the Board of Directors' Voting Policy, the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board of Directors will accept the director's resignation.

        Subject to any corporate law restrictions, the Board of Directors may leave the resultant vacancy unfilled until the next annual general meeting. It may also fill the vacancy through the appointment of a new director whom the Board considers to merit the confidence of the shareholders or it may call a special meeting of shareholders at which there will be presented a management slate to fill the vacant position or positions.

        The Board of Directors' Voting Policy does not apply in the case of a contested election (where nominees other than the slate supported by the Board of Directors have been proposed).

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Directors

        The following paragraphs provide information about each director nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees possess the highest personal and professional ethics, integrity and values. Each director has also demonstrated business acumen and an ability to exercise sound judgment, and is committed to representing the long-term interests of our shareholders. Finally, we value our directors' significant experience on other public company boards of directors and board committees.

        Information about the number of shares of common stock beneficially owned by each director appears below under the heading "Security Ownership of Directors and Management." There are no family relationships among any of our director nominees and executive officers.

        Kevin Loughrey—Chairman, Chief Executive Officer and Director (60).    Mr. Loughrey is currently the Chairman of our Board of Directors and has been our Chief Executive Officer since December 1, 2006. In this capacity, Mr. Loughrey has overseen the activities of our Company since our acquisition of Thompson Creek Metals Company (now Thompson Creek Metals Company USA) in 2006. Under his leadership, we were listed on the New York Stock Exchange in November of 2007 and achieved record revenues of $1 billion in 2008. From 2005 until 2006, Mr. Loughrey served as the President of Thompson Creek Metals Company and as such was responsible for all of the Thompson Creek operations. From 1998 until 2005, he served as the Senior Vice President, General Counsel and Secretary of such company. Mr. Loughrey also served as the Senior Vice President and General Counsel for First Dynasty Mines Ltd. and Cyprus Minerals Company. Mr. Loughrey was responsible for complex legal matters including several major acquisitions, listing Cyprus on the New York Stock Exchange, and the 1993 merger of Cyprus with AMAX Inc. Mr. Loughrey has over 30 years of experience in the mining business. Mr. Loughrey holds a Bachelor of Arts from Colorado State University and a law degree from the University of Houston. We believe Mr. Loughrey's qualifications to sit on our Board of Directors include his CEO experience leading a large, international organization and his extensive knowledge of the mining industry.

        Timothy J. Haddon—Lead Director (62).    Mr. Haddon is currently the President, Chief Executive Officer, a director and 50% owner of International Natural Resource Management Co., a private company which invests in and provides consulting services to the mining industry. He has held those positions since 2002. He is also Chairman of the Board of Directors of Anatolia Minerals Development Limited, a TSX-listed development and exploration company. He has been a director of that company since September 1998 and Chairman since May 2003. Since April 2010, Mr. Haddon has also served as a director of International Tower Hill Mines Ltd. From August 2006 until September 2007, Mr. Haddon also served as a director of NewWest Gold Corporation and from October 2005 until May 2007, he served as director of Ascendant Cooper Corporation. From October 1997 to December 2002, he served as President and Chief Executive Officer of Archangel Diamond Corporation. From April 1994 to June 1997, he held various positions with First Dynasty Mines Ltd., the latest being Chairman and Chief Executive Officer, and, from June 1989 to March 1994, he served as President and Chief Executive Officer of Amax Gold Inc. He holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines. We believe Mr. Haddon's qualifications to sit on our Board of Directors include his CEO experience and his service on numerous public mining, development and exploration companies.

        Denis C. Arsenault—Director (55).    Mr. Arsenault has served as the Chief Financial Officer of Sulliden Gold Corporation Ltd. since November 2010. Mr. Arsenault also currently serves as a member of the boards of directors of Alliance Grain Traders Inc. (since 2004), MBAC Fertilizer Corp. (since 2009), Rockcliff Resources Inc. (since 2006) and Stonegate Agricom Ltd. (since 2008). From 2006 until 2009, Mr. Arsenault served as the Chief Financial Officer of Central Sun Mining Inc. (formerly Glencairn Gold Corporation). Prior thereto, from 2001 to 2006, he served as Vice President, Finance and Chief Financial Officer of Orbus Pharma Inc. Mr. Arsenault has held senior financial positions in a range of sectors, including mining and resources, communications, truck trailer manufacturing and life sciences. Mr. Arsenault began his career with KPMG in 1981, later joining Maclean Hunter Ltd.'s Key Radio Limited. In 1985, he founded Wasserman Arsenault, Chartered Accountants, and in 1995, he became Vice President, Finance and Chief Financial Officer for Mond Industries (Trailmobile Canada Ltd.). Mr. Arsenault holds a Bachelor of Commerce from the University of Toronto. Mr. Arsenault is a Chartered Accountant with more than 27 years of experience and holds a Bachelor of Commerce from the University of Toronto. We believe Mr. Arsenault's qualifications to sit on our Board of Directors include his significant financial and accounting experience, including in the mining industry, and his extensive service on other boards.

        Carol T. Banducci—Director (51).    Ms. Banducci has been Senior Vice President and Chief Financial Officer of IAMGOLD Corporation since July 2007 and was promoted to Executive Vice President and Chief Financial Officer in July 2009. She currently oversees all aspects of the finance and investor relations functions and previously assumed responsibility for information technology. IAMGOLD is a mid-tier gold mining company listed on the NYSE, TSX and the BSE (Botswana Stock Exchange). From November 2005 through June 2007, Ms. Banducci was Vice President, Financial Operations and a director (from 2006 to 2007) of Royal Group Technologies, where she led comprehensive integration, restructuring and cost improvement initiatives. From January 2009 to August 2010, Ms. Banducci was a director of Euro Ressources SA, a French company focused on precious metal royalties listed on the Euronext in Paris. Ms. Banducci was engaged as a consultant from 2004 through to October 2005, where she used her extensive financial experience and advised companies on their restructuring needs. Prior to 2004, Ms. Banducci was Vice President and Chief Financial Officer of Canadian General-Tower Limited, and held other senior level finance positions with the world's leading suppliers of explosives and blasting technology, including Vice President and Chief Financial Officer of Orica Explosives North America; Vice President, Finance and Information Technology and Chief Financial Officer of ICI Explosives Canada & Latin America; International Controller of ICI International Explosives; and Treasurer of ICI Canada Inc. Ms. Banducci has extensive finance experience in statutory and management reporting, audit, forecasts, capital programs, treasury, tax, acquisitions and divestments, pension fund management, insurance and information technology. She holds a Bachelor of Commerce degree from the University of Toronto. We believe Ms. Banducci's qualifications to sit on our Board of Directors include her more than 20 years of financial management and strategic leadership experience with leading global companies.

        James L. Freer—Director (63).    Mr. Freer retired in June 2008 from Ernst & Young LLP, one of the largest global audit and accounting firms, after serving as a Certified Public Accountant in various positions for 38 years, including Managing Partner of the Pacific Southwest Area (Los Angeles) from 1995 to 2000 and the Northwest Area (Seattle) from 1991 to 1995. From 2000 until his retirement, Mr. Freer was one of 20 members on the Ernst & Young Americas Executive Board, which is responsible for governance and strategy, and one of 12 members of the Americas Operations Committee. He also served as Americas Vice-Chair with lead responsibility for all aspects of the firm's people focus, including compensation, technical and other training, policies, culture, retention and development. Mr. Freer holds a Bachelor of Science in Business Administration from Central Washington University. We believe Mr. Freer's qualifications to sit on our Board of Directors include his significant financial, accounting and management experience.

        James P. Geyer—Director (58).    Since September 2010, Mr. Geyer has been Vice President North America of Stonegate Agricom Ltd., a TSX listed mineral development company. Prior thereto, from February 1997 to August 2010, he was Senior Vice President of Gold Reserve Inc. He has been a director of Gold Reserve Inc. since February 1997. From 1987 to 1997, he held various management and operations positions with Pegasus Gold Corporation, the latest being Vice President, Operations. From 1975 to 1987, he held various positions with AMAX Inc. Mr. Geyer holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines. Mr. Geyer has 36 years of experience in the mining business. We believe Mr. Geyer's qualifications to sit on our Board of Directors include his extensive experience in the mining industry and his service as an executive officer and director for a public mineral development company.

        Thomas J. O'Neil—Director (70).    Mr. O'Neil has served as a director of Luna Gold Corp. since 2008. Mr. O'Neil was, from 2003 until October 2008, a director of Fording Inc. and has served in senior executive positions at major mining companies including Cleveland-Cliffs Inc., where he was President and Chief Operating Officer from 2000 to 2003, Executive Vice President, Operations from 1994 to 1999 and Senior Vice President, Technical from 1991 to 1994. From 1985 to 1991, he served in senior positions with Cyprus Minerals Company, including: Copperstone Project Manager, Cyprus Gold; Vice President, Cyprus Gold Australia; Vice President and General Manager, Cyprus Sierrita; and Vice President, Engineering and Development, Cyprus Copper. From 1981 to 1985, he was Manager, New Business Development, Amoco Metals Company. Mr. O'Neil obtained a Ph.D. in Mining Engineering with a minor in Finance from the University of Arizona in 1972 and subsequently was a Professor and Head of the University's Department of Mining and Geological Engineering. While on the faculty of the University of Arizona, he consulted for a wide variety of clients, including the mining industry, U.S. Government and Native American tribes on taxation, royalties and mine evaluation. We believe Mr. O'Neil's qualifications to sit on our Board of Directors include his extensive experience in the mining industry and his service with other mining companies.

OUR CORPORATE GOVERNANCE PRACTICES

        We and our Board of Directors recognize the importance of corporate governance to our effective management and to the protection of our employees and shareholders. Our approach to significant issues of corporate governance is designed with a view to ensuring that our business and affairs are effectively managed so as to enhance shareholder value.

        The following is a description of our corporate governance practices. Our corporate governance practices have been and continue to be in compliance with applicable United States and Canadian requirements. We continue to monitor developments with a view to further revising our governance policies and procedures, as appropriate.

Role and Composition of our Board of Directors

        General.    Although our Board of Directors does not have responsibility for our day-to-day management, our Board of Directors fulfills its mandate directly and through its committees at regularly scheduled meetings or as required. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of our affairs and in light of opportunities or risks which we face. The directors are kept informed of our operations at these meetings as well as through reports and discussions with management on matters within their particular areas of expertise.

        Independence of our Board of Directors.    It is our policy that our Board of Directors consists of a majority of independent directors. Under the rules of the NYSE, our Board of Directors is required to affirmatively determine the independence of each director based on the absence of any material relationship between us and the director. These determinations are required to be disclosed in this proxy statement. Our Board of Directors has established board guidelines to assist it in making these determinations. These board guidelines include all elements of the rules of the NYSE on this subject. For relationships between us and a director not covered by the guidelines, the determination of independence is made by the other members of our Board of Directors who are independent. Members of our Audit and Compensation and Governance Committees must meet all applicable independence tests of the NYSE, SEC and the Internal Revenue Service.

        Based on our guidelines, our Board of Directors, at its meeting on February 23, 2011, determined that Messrs. Arsenault, Freer, Geyer, Haddon, O'Neil and Ms. Banducci are independent of our Company and our management. Mr. Loughrey is not independent as he is an officer of our Company

        To facilitate the functioning of our Board of Directors independently of management, we have implemented the following structures and processes:

  •
  there are no current or former members of management on our Board of Directors other than Mr. Loughrey, our Chairman and Chief Executive Officer;

  •
  when appropriate, members of management, including our Chairman and Chief Executive Officer, are not present for the discussion and determination of certain matters at meetings of our Board of Directors;

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  under our Articles of Continuance, any two directors may call a meeting of the Board of Directors;

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  our Chairman and Chief Executive Officer's compensation is considered, in his absence, by the Compensation and Governance Committee at least once a year and approved by our Board of Directors in an Executive Session; and

  •
  in addition to the standing committees of our Board of Directors, independent committees are appointed from time to time, when appropriate.

        Mandate of our Board of Directors.    The mandate of our Board of Directors is to supervise the management of our business and affairs and to act with a view towards our best interests, including managing our assets and promoting growth for the benefit of our shareholders. In discharging its mandate, our Board of Directors is responsible for the oversight and review of the development of, among other things, the following matters:

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  the assignment to the various committees of directors the general responsibility for developing our approach to (i) corporate governance issues; (ii) financial reporting and internal controls; (iii) issues relating to compensation of officers and employees; and (iv) environmental, health and safety issues;

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  approving disclosure and securities compliance policies, including our communications policies;

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  continuing evaluation of the performance of our Chairman and Chief Executive Officer and other executives and ensuring successful management succession;

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  overseeing management's management of enterprise risk; and

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  with the assistance of our Compensation and Governance Committee:

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  reviewing the composition of our Board of Directors and establishing its independence criteria;

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  assessing, at least annually, the effectiveness of our Board of Directors as a whole, the committees of our Board of Directors and the contribution of individual directors, including, consideration of the appropriate size of our Board of Directors;

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  ensuring that an appropriate review selection process for new nominees to our Board of Directors is in place; and

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  ensuring that an appropriate comprehensive orientation and education program for new members of our Board of Directors and ongoing education for all directors is in place.

        Our Board of Directors discharges its responsibilities directly and through its committees, currently consisting of the Audit Committee, the Compensation and Governance Committee, and the Environment, Health and Safety Committee. From time to time, the Board forms ad hoc committees for special purposes.

        A copy of the Charter of our Board of Directors and our Board Guidelines, which together set out the Board's mandate, its responsibilities and the duties of its members, can be found on our website at www.thompsoncreekmetals.com.

        Board Leadership.    Our Chairman and Chief Executive Officer, Mr. Loughrey, is not an independent director. Our Chairman chairs the meetings of our Board of Directors and shareholders.

        The Chairman of the Board of Directors position demands an individual with strong leadership skills and a comprehensive knowledge of our Company. Our Board of Directors believes it should appoint the best person for the job in this position, regardless of whether such person is someone who is currently serving, or has previously served, as one of our executive officers. Our Board of Directors reaffirms Mr. Loughrey's position as the Chairman of the Board of Directors on an annual basis.

        Our Board of Directors believes that our current leadership structure and composition of our Board of Directors protect shareholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board of Directors and management. More than a majority of our current directors are "independent" under NYSE standards, as more fully described above. The independent directors meet separately in an Executive Session from our management at each Board of Directors meeting and are very active in the oversight of our Company. Each independent director has the ability to add items to the agenda for Board of Directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board of Directors and each committee of our Board of Directors has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

        Our Board of Directors believes that it is in the best interests of our Company and our shareholders to continue to have Mr. Loughrey, our Chief Executive Officer, also serve as Chairman of our Board of Directors. The current leadership model, when combined with the functioning of the independent director component of our Board of Directors and Mr. Haddon's service as Lead Director, as well as our overall corporate governance structure, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

        Lead Director.    Since December 2007, Mr. Haddon has served as our Lead Director to assist our Chairman in managing the affairs of our Board of Directors, including ensuring our Board of Directors is organized properly, functions effectively and meets its obligations and responsibilities. The Lead Director plays a leading role with respect to governance. His responsibilities include, without limitation, ensuring that our Board of Directors works together as a cohesive team with open communication and ensuring that a process is in place by which the effectiveness of our Board of Directors, its committees and its individual directors can be evaluated on a regular basis. To this end, the Lead Director facilitates annual assessments of the performance of the Board of Directors, committees and individual directors, and reports to the Compensation and Governance Committee and the Board of Directors on the results of this assessment process. The Lead Director also acts as the primary internal spokesperson for our Board of Directors, ensuring that management is aware of concerns of our Board of Directors, shareholders, other stakeholders and the public and, in addition, ensuring that management strategies, plans and performance are appropriately represented to our Board of Directors. The Lead Director's role also includes presiding at executive sessions of the non-management directors. Executive sessions are held at each scheduled Board meeting and if requested by a director. Finally, the Lead Director recommends changes to the Board of Directors' guidelines, the committees and individual director effectiveness and performs such other functions and responsibilities as requested by our Board of Directors from time to time.

        Board of Directors' Role in Risk Oversight.    Our Board of Directors administers its risk oversight function directly and through its committees. The Audit Committee discusses guidelines and policies which govern the process by which we undertake risk assessment and management. The charter for the Audit Committee requires that it review and discuss with us and our independent registered public accounting firm our financial risk exposures and assess the policies and processes management has implemented to monitor and control such exposures. Accordingly, in addition to its other duties, the Audit Committee periodically reviews our financial risk assessment and management, including the areas of internal auditing and financial controls. The Board of Directors has delegated to the Environmental, Health and Safety Committee the oversight of risks relating to the environment, health and safety. The Environmental, Health and Safety Committee reviews and discusses such risks with management on a regular basis. The Board of Directors has also delegated to the Compensation and Governance Committee the risks related to human capital. The Compensation and Governance Committee reviews and discusses such risks with management, including executive compensation risks, risks relating to compensation of employees generally, management succession risk and risks relating to the recruitment and retention of employees. The Board of Directors retains the oversight responsibilities of risks relating to corporate strategy and operations. The Board of Directors considers the nature of these and other material risks we face, and the adequacy of our policies and procedures designed to respond to and mitigate these risks and receives regular reports from management and other advisors. In addition to an ongoing compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. Our Board of Directors and its committees regularly discuss with management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.

        Attendance.    Our Board of Directors meets a minimum of four times per year, usually every quarter and following the annual meeting of shareholders. During the year ended December 31, 2010, our Board of Directors held six (6) meetings (including regularly scheduled and special meetings). Each director attended at least 75% of the meetings held by our Board of Directors, including the meetings held by the committees on which that director served as a member. All members of our Board of Directors are encouraged to attend our annual meeting of shareholders. Six of our seven current directors attended our 2010 annual meeting of shareholders.

        Voting at Meetings.    Pursuant to our charter, matters to be voted on at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, our Chairman does not have a second or casting vote.

        Nomination of Directors.    Our Compensation and Governance Committee is responsible for identifying and recruiting new candidates for nomination to our Board of Directors. The process by which our Compensation and Governance Committee anticipates that it will identify new candidates is through the development of a long-term plan for Board composition that takes into consideration the following: (a) the independence of each director; (b) the competencies and skills our Board of Directors, as a whole, should possess, such as financial literacy, integrity and accountability; mining industry experience; the ability to engage in informed judgment; excellent governance, strategic business development, and communications skills; and the ability to work effectively as a team; (c) the current strengths, skills and experience represented by each director, as well as each director's personality and other qualities as they affect Board dynamics; and (d) the strategic direction of our Company.

        Our Board of Directors, with the assistance of our Compensation and Governance Committee, periodically reviews its charters and committees, assists the Lead Director in carrying out his responsibilities, considers and, if deemed appropriate, approves requests from directors for the engagement of independent counsel in appropriate circumstances, reviews and prepares Board guidelines, the Code of Ethics and Business Practices, annually reviews its relationship with management to ensure the Board of Directors is able to, and in fact does, function independently of management, identifies individuals qualified to become Board members and members of Board committees, annually reviews its own performance, and monitors our compliance with legal and regulatory requirements.

        Board Assessments.    Our Board of Directors has an annual process to evaluate the effectiveness and functioning of our Board of Directors and its committees and each individual director's self-evaluation. Evaluation questionnaires are completed and returned to the Lead Director. The Lead Director reviews the completed questionnaires, discusses the comments with the directors and reports to our Compensation and Governance Committee and our Board of Directors on the evaluation process and the comments received in such questionnaires. These questionnaires are used to assess the effectiveness of our Board of Directors, the Chairman, the committees of our Board of Directors and the individual directors and to recommend any improvements in our Board of Directors and committee procedures.

        Orientation and Continuing Education.    Our Compensation and Governance Committee is responsible for ensuring that new directors are provided with an orientation and education program which includes written information about the duties and obligations of directors, our business and operations, documents from recent Board of Directors and committee meetings, and opportunities for meetings and discussion with senior management and other directors. Directors are expected to attend all scheduled Board of Directors and committee meetings in person, although attendance by telephone is permissible in appropriate circumstances. Directors are also expected to prepare thoroughly in advance of each meeting in order to actively participate in the deliberations and decisions.

        Our Board of Directors recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education of our directors, our Board of Directors or our Compensation and Governance Committee will: (a) periodically canvas the directors to determine their training and education needs and interests; (b) arrange ongoing visitation by directors to our facilities and operations; (c) arrange the funding for the attendance of directors at seminars or conferences of interest and relevance to their position as a director of our Company; and (d) encourage and facilitate presentations by outside experts to our Board of Directors or committees on matters of particular importance or emerging significance.

Policies and Procedures

        We have spent a considerable amount of time and effort reviewing and enhancing our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, we periodically adopt certain changes that our Board of Directors believes are the best corporate governance policies and practices for us. We also adopt changes, as appropriate, to comply with any rule changes made by the SEC, the NYSE and the TSX. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct as well as the high integrity level of our employees.

        Code of Ethics and Business Practices.    We have adopted a Code of Ethics and Business Practices (or the Code of Ethics) for our directors, officers and employees. Our Board of Directors has responsibility for monitoring compliance with the Code of Ethics by ensuring all directors, officers and employees receive and become thoroughly familiar with the Code of Ethics and acknowledge their support and understanding of the Code of Ethics. Any non-compliance with the Code of Ethics is to be reported to a supervisor, designated management representatives, or our General Counsel. A copy of the Code of Ethics may be accessed on our website at www.thompsoncreekmetals.com.

        The Code of Ethics is intended to document the principles of conduct and ethics to be followed by our Company and our employees, officers and directors. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. All employees, officers and directors are also required to adhere to our other policies which may be adopted relating to disclosure and insider trading.

        Voting on Directors.    In accordance with our Board of Directors' Voting Policy, our Board of Directors will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board of Directors. In addition, our Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board of Directors.

        If the number of shares "withheld" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee, then, under the Board of Directors' Voting Policy the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board of Directors will accept the director's resignation.

        Subject to any corporate law restrictions, the Board of Directors may leave the resultant vacancy unfilled until the next annual general meeting. It may also fill the vacancy through the appointment of a new director whom the Board considers to merit the confidence of the shareholders or it may call a special meeting of shareholders at which there will be presented nominee(s) to fill the vacant position or positions.

        The Board of Directors' Voting Policy does not apply in the case of a contested election (where nominees other than the slate supported by the Board of Directors have been proposed).

        Related Person Transactions.    Our Board of Directors has adopted a policy on Related Person Transactions, which sets forth policies and procedures governing the review, and when required pursuant to the policy, the approval or ratification of related person transactions by the disinterested directors or our Compensation and Governance Committee. The policy defines a "related person transaction" as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest

(other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A "Related Person" is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not currently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company's common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person's home (other than a tenant or employee). Our Compensation and Governance Committee may approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of our Company and our shareholders, taking into account all available facts and circumstances as our Compensation and Governance Committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to: the benefits of the transaction to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Details of our policy and procedures can be found in our Code of Ethics and Compensation and Governance Committee charter.

        Whistleblower Policy.    We have adopted a Whistleblower Policy which allows our directors, officers and employees who feel that a violation of the Code of Conduct has occurred, or who have concerns regarding financial statement disclosure issues, accounting, internal accounting controls, auditing or other matters, to report such violation or concerns on a confidential and anonymous basis to an independent reporting firm. All complaints or reports to such independent reporting firm are forwarded to the Chairman of the Audit Committee and the General Counsel of the Company. Such reporting may also be made to the Chairman of our Audit Committee in writing. Once received, our Audit Committee investigates each matter so reported and takes corrective and disciplinary action, if appropriate.

COMMITTEES OF THE BOARD

        The standing committees of our Board of Directors include our Audit Committee, Compensation and Governance Committee and our Environment, Health and Safety Committee. All of the committees are independent of management and report directly to our Board of Directors. From time to time, when appropriate, ad hoc committees of our Board of Directors may be formed by our Board of Directors.

        Our Audit Committee's members are James L. Freer (Chairman), Denis C. Arsenault and James P. Geyer. Our Audit Committee's primary duties and responsibilities include (i) overseeing the integrity of our financial statements and reviewing the financial reports and other financial information provided by us to any governmental body or the public and other relevant documents, (ii) recommending the appointment of and reviewing and appraising the audit work of our independent registered public accounting firm, overseeing the independent registered public accounting firm's qualifications and independence and providing an open avenue of communication among the independent registered public accounting firm, financial and senior management and our Board of Directors, (iii) serving as an independent and objective party to oversee and monitor our financial reporting process and internal controls, our processes to manage business and financial risk, and our compliance with legal, ethical and regulatory requirements, and (iv) encouraging continuous improvement of, and fostering adherence to, our policies, procedures and practices. We have appointed an outside consulting firm that reports directly to our Audit Committee to fulfill the internal audit function.

        Our Audit Committee held four (4) meetings during the fiscal year ended December 31, 2010. Our Board of Directors has determined that Messrs. Arsenault and Freer meet the NYSE standard of having accounting or related financial management expertise and the SEC's definition of an "audit committee financial expert." Mr. Geyer also has financial management experience and is financially literate. Our Board of Directors has determined that each committee member meets the additional independence requirements for members of an audit committee in the NYSE rules. Our Board of Directors has adopted a written charter for the Audit Committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

        Our Compensation and Governance Committee's members are Timothy J. Haddon (Chairman), Denis C. Arsenault and Thomas J. O'Neil. Our Compensation and Governance Committee's primary duties and responsibilities include (i) reviewing, approving and recommending to our Board of Directors the base salary, bonus, equity and other benefits, direct or indirect, and any change of control packages for our Chief Executive Officer, reviewing and approving our Chief Executive Officer's compensation recommendations for the other members of the senior management team and recommending salary guidelines to our Board of Directors; (ii) administering our compensation plans, including equity plans, non-management directors' compensation and such other compensation plans or compensation arrangements as we adopt from time to time, (iii) reviewing and recommending to our Board of Directors the compensation of our Board of Directors, including annual retainer, meeting fees, equity awards and other benefits conferred upon our Board of Directors, (iv) researching and identifying trends in employment benefits, (v) establishing and periodically reviewing our policies in the area of management benefits and perquisites, (vi) providing periodic reports to our Board of Directors on compensation matters, (vii) reviewing our Compensation Discussion and Analysis to be included on an annual basis in our proxy statement, (viii) assessing, at least annually, the effectiveness of our Board of Directors as a whole, the committees of our Board of Directors and the contribution of individual members, (ix) assessing our Company's governance, (x) overseeing the process of nominations for appointment to our Board of Directors, including shareholder nominations, (xi) orientating new directors, (xii) overseeing the evaluation of the Board of Directors and management; (xiii) approving related person transactions, and (xiv) overseeing all matters relating to stockholder approval of executive compensation, including the frequency of such votes.

        Our Compensation and Governance Committee has engaged Radford, an Aon Hewitt Company, from time to time to assist it in reviewing our executive compensation programs and to develop a long-term incentive plan for our Company. Our Compensation and Governance Committee has the sole authority to retain, at our expense, and terminate the engagement of any such consultant, including the sole authority to approve such consultant's fees and other terms of engagement. We believe that the use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our objectives and industry standards.

        Our Compensation and Governance Committee is comprised entirely of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provision, and "outside directors," as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, or the Code, or any successor provision. During the fiscal year ended December 31, 2010, our Compensation and Governance Committee met four (4) times. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

        As part of its oversight of our compensation programs, our Compensation and Governance Committee analyzes the impact of our compensation programs and the incentives created by the compensation awards that it administers, on our risk profile. In addition, our Compensation and Governance Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of risk taking, to determine whether they present a significant risk to our Company. Based on a review of our compensation policies and procedures, our Compensation and Governance Committee has determined that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse affect on us.

        Our Compensation and Governance Committee will consider recommendations from shareholders of potential candidates for nomination as director. Recommendations should be made in writing, including the candidate's written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Compensation and Governance Committee to properly assess the candidate's qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office. The process for evaluating potential candidates recommended by shareholders and derived from other sources is substantially the same.

        Our Compensation and Governance Committee has adopted a set of criteria describing the qualities and characteristics that are sought for our Board of Directors as a whole in order to maintain the composition of the Board of Directors in a way that provides the best mix of skills and experience to guide our long-term strategy and business operations, to ensure that the experience and independence requirements of the Board's committees can be met and that the directors have key common characteristics required for effective Board participation. Our Compensation and Governance Committee does not give these criteria any specific weight and they are not equally applicable to all nominees. These criteria include the candidate's integrity, ethics, expertise, values, commitment, willingness and the ability to act in the interests of all shareholders. In addition, our Board of Directors has specified that the value of diversity on our Board of Directors should be considered by our Compensation and Governance Committee in the director identification and nomination process. We seek nominees with a broad diversity of experience, professions, background, skills and personal characteristics. Our Compensation and Governance Committee may also from time to time identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board of Directors. Our Compensation and Governance Committee may modify these criteria from time to time and adopt special criteria to attract exceptional candidates to meet our specific needs.

        Our Environment, Health and Safety Committee's members are Thomas J. O'Neil (Chairman), James P. Geyer and Timothy J. Haddon. The purposes of our Environment, Health and Safety Committee are to assist our Board of Directors in its oversight of environment, health and safety matters, including monitoring the implementation and management of our policies, procedures and practices relating to environment, health and safety matters. In particular, our Environment, Health and Safety Committee's authorities and responsibilities include (i) reviewing and monitoring our environmental, safety and health policies and activities on behalf of our Board of Directors to ensure that we are in compliance with appropriate laws, regulations and legislation, (ii) ensuring that management communicates to our employees, consultants and contractors the importance of developing a culture of environmental responsibility and an awareness of the importance of health and safety, (iii) assisting our management in developing and implementing environmental performance procedures, policies and standards that can be used to provide a continual measure of environmental performance and continuous environmental improvement of our Company, (iv) monitoring compliance with legal requirements and internal targets, as well as communicate demonstrated commitment to the environment to shareholders and stakeholders, including all of our employees, consultants and contractors, (v) assisting our management in implementing an environmental compliance audit program, requesting and obtaining from management periodic status reports on such program and providing feedback on necessary improvements to the program, (vi) assisting our management in implementing appropriate environment, health and safety programs and requesting and obtaining from management periodic reports on such programs, (vii) reporting regularly to our Board of Directors, and (viii) encouraging and monitoring sustainability efforts. Our Board of Directors has adopted a written charter for this committee setting out the functions that this committee is to perform, which can be found on our website at www.thompsoncreekmetals.com.

COMPENSATION AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the fiscal year ended December 31, 2010, our Compensation and Governance Committee consisted of Timothy J. Haddon, Denis C. Arsenault and Thomas J. O'Neil. None of our Compensation and Governance Committee members (i) has ever been an officer or employee of our Company, (ii) is or was a participant in a "related person" transaction in fiscal year 2010 (see the section entitled "Certain Relationships and Related Transactions" for a description of our Policy on Related Person Transactions) or (iii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

        The table below summarizes the compensation paid (in U.S. dollars) by us to our non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Total ($)
Denis C. Arsenault(2)	51,860	—	136,950	188,810
Carol T. Banducci(3)	20,860	200,000	136,950	357,810
James L. Freer(4)	52,675	—	136,950	189,625
James P. Geyer(5)	49,995	—	136,950	186,945
Timothy J. Haddon(6)	81,810	—	182,600	264,410
Kerry J. Knoll(7)	22,176	—	—	22,176
Ian McDonald(8)	20,661	—	—	20,661
Thomas J. O'Neil(9)	47,723	—	136,950	184,673

(1)
These amounts do not represent the amounts actually paid to or realized by the directors for these awards during fiscal year 2010. These amounts represent the grant date fair value of option and stock awards made in 2010 computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2010. A discussion of the assumptions used in calculating the award values may be found in Note 15 to our 2010 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. Ms. Banducci received a restricted share award in 2010 which is included in the total numbers set forth in footnote (3) below.

(2)
As of December 31, 2010, Mr. Arsenault held options to purchase 97,500 shares of our common stock and 15,000 RSUs.

(3)
As of December 31, 2010, Ms. Banducci held options to purchase 50,000 shares of our common stock and 15,000 RSUs.

(4)
As of December 31, 2010, Mr. Freer held options to purchase 304,375 shares of our common stock and 15,000 RSUs.

(5)
As of December 31, 2010, Mr. Geyer held options to purchase 79,375 shares of our common stock and 15,000 RSUs.

(6)
As of December 31, 2010, Mr. Haddon held options to purchase 89,375 shares of our common stock and 20,000 RSUs.

(7)
As of December 31, 2010, Mr. Knoll held no options to purchase shares of our common stock and no RSUs. Mr. Knoll ceased serving as a director of the Company on May 6, 2010.

(8)
As of December 31, 2010, Mr. McDonald held options to purchase 50,000 shares of our common stock and no RSUs. Mr. McDonald ceased serving as a director of the Company on May 6, 2010.

(9)
As of December 31, 2010, Mr. O'Neil held options to purchase 79,375 shares of our common stock and 15,000 RSUs.

        The Board meets annually to review the adequacy and form of directors' compensation. Until September 30, 2010, each of our non-executive directors was entitled to receive an annual retainer fee of C$40,000, paid C$10,000 quarterly in arrears, and meeting fees of C$1,500 per Board of Directors or committee of the Board of Directors meeting attended. Effective October 1, 2010, each of our non-executive directors is entitled to receive an annual retainer fee of US$60,000, paid US$15,000 quarterly in arrears, and meeting fees of US$1,500 per Board of Directors or committee of the Board of Directors meeting attended. In addition, each of our non-executive directors is entitled to reimbursement by us for all reasonable travel expenses incurred in connection with Board of Directors or committee of the Board of Directors meetings. In the event that any director only serves as such for part of a year, they receive such compensation pro rata.

        Until September 30, 2010, the Chairman of the Audit Committee was entitled to receive an additional retainer of C$14,000 per year, and the Chairman of the Compensation and Governance Committee and the Chairman of the Environment, Health and Safety Committee were each entitled to receive an additional retainer of C$7,000 per year. In addition, our Lead Director was entitled to receive an additional retainer of C$35,000 per year. Effective as of October 1, 2010, the Chairman of the Audit Committee is entitled to receive an additional retainer of US$25,000 per year, and the Chairman of the Compensation and Governance Committee and the Chairman of the Environment, Health and Safety Committee are each entitled to receive an additional retainer of US$7,000 per year. In addition, our Lead Director is entitled is entitled to receive an additional retainer of US$35,000 per year. Each of our directors receives a grant of options when he or she becomes a director, and each receives an annual grant of restricted share units.

        Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Mr. Loughrey is not compensated for his service as a director.

        Our Board Guidelines strongly recommend that directors (including Kevin Loughrey as an employee director) hold a minimum number of our common shares with an approximate value at the time of purchase of C$120,000, representing three times the C$40,000 annual cash retainer paid to such director. The share price of our common shares at the time of the purchase by the directors is used to determine the minimum number of shares and the recommended share ownership shall be attained within five years of December 31, 2009, or of becoming a director of our Company, whichever is later, and should be maintained throughout tenure as a director. Directors may achieve this recommended ownership level in part through the annual grant of restricted share units.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

        The following is a summary of the activities and process undertaken by our Compensation and Governance Committee in determining executive compensation in 2010. Our Compensation and Governance Committee believes that such a summary will be helpful for our shareholders. A detailed discussion and explanation of our executive compensation program follows this summary.

        We operate in the cyclical and volatile natural resource sector and currently are a one-product company—molybdenum. The average annual price as reported by Platts Metals Week for our primary product, molybdenum oxide, has fluctuated over the last ten years from a high of $30.06/pound to a low of $2.38/pound. See the below graph for molybdenum prices since 2001:

        This significant variation in price has resulted in sizable swings in our revenue and profitability levels over the years, resulting in losses at times.

        There are no other major North American public companies whose revenues are derived exclusively from molybdenum. As a consequence, it is of limited utility to compare our financial performance to our identified peer group of companies. Nonetheless, it is this group of companies with which we compete for executive talent. Thus, it is important we maintain competitive compensation practices with this group.

        The compensation system we believe best suits our particular circumstances involves three main components.

  •
  A base salary, which we target to be approximately in the 50th percentile when compared to our peer group.

  •
  An annual non-equity incentive (cash) award, which is tied to both the performance of the individual and to the profitability of the Company. This cash incentive award is similar to a profit-sharing plan that is available to executives upon meeting individual performance objectives. As indicated in the Summary Compensation Table below, there has been significant volatility in this payment, which closely correlates with our performance annually.

  •
  Equity grants, which are tied to the long-term performance of our share price. If specific share price targets are not met over time, the executive forfeits these grants. Conversely, if the share price increases, the employee benefits along with shareholders.

        The retention bonus to which certain of our executives are entitled, and which is described in the following text, was inherited from the previous owners of Thompson Creek Metals Company, the company that we acquired in 2006. It was implemented by them at a time when molybdenum prices were low to encourage such employees to remain with the company until the then-projected closure of the Thompson Creek Mine in 2012. The Thompson Creek Mine is now projected to have a much longer life due to higher molybdenum prices and increased ore reserves. The retention bonus program was successful in retaining our executive talent, but the circumstances that led to its introduction are unlikely to be repeated, so no similar program is contemplated for the future.

        In 2010, we achieved or exceeded the safety, production, cost, profitability and strategic goals set by our Board at the beginning of the year. To mitigate our reliance on molybdenum alone, a key strategic objective the Compensation and Governance Committee set for management in 2010 was to diversify our product mix. This was achieved with the acquisition of Terrane Metals Corp., which we expect will bring copper and gold into our production mix in 2013. The achievement of these goals, and the significant increase in our profitability and cash generation as compared to 2009, resulted in large increases in the variable performance related payments awarded to our named executive officers this year. We note that the 2008 payments awarded were greater than the 2010 payments, due to our relative performance in each of the years.

        The Compensation and Governance Committee's primary goal is to oversee a compensation program which attracts, retains and motivates senior management and aligns executive compensation with the interests of our shareholders. We believe the program described below in detail achieves these objectives. As we transition away from being a single product (i.e., molybdenum) company, other market-based criteria may become more valid in helping to assess our relative performance and that of our executives. However, we believe the current program strongly aligns the financial interests of management and shareholders.

OUR OBJECTIVES

        The overall objectives of our executive compensation program are to attract, retain and motivate quality executives, to motivate the executives to work effectively to attain short- and long-term corporate and individual goals that are aligned with the interests of our shareholders, and to reward those executives when such objectives are met or exceeded.

COMPENSATION PHILOSOPHY

        Our executive compensation philosophy is to create and implement policies that will encourage and reward outstanding performance, seek to increase overall performance and profitability, and thereby increase shareholder value. The following principles guide the overall compensation philosophy:

  •
  pay-for-performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides high reward opportunities for high corporate performance;

  •
  tie compensation to the interests of shareholders, including equity compensation that serves to align the interests of the executives with shareholder return and share price performance; and

  •
  provide a competitive level of compensation that will attract and retain talented high-achievers. Compensation is set and reviewed internally with reference to the market for similar jobs in peer group companies in both Canada and the United States.

COMPENSATION REVIEW PROCESS

        We base our executive compensation decisions on a detailed review of many factors including external competitive data in order to generally understand the compensation practices of competitors for similar executive talent to ensure that the total compensation packages we offer are competitive. In addition, our Compensation and Governance Committee considers several other factors, including, without limitation, our performance generally for the previous year, our performance compared to our competitors, the executive's past, present and expected contributions to our success, any significant changes to such executive's roles and responsibilities and the long-term value of the executive to our Company.

        We review on an annual basis, and periodically throughout the year, the cash compensation, equity awards, performance and overall compensation package for each named executive officer. The compensation of each named executive officer is approved by our Compensation and Governance Committee, based upon a recommendation from our Chief Executive Officer (for each other named executive officer) and submitted to our Board of Directors for ultimate approval. In making such determinations, our Chief Executive Officer, Compensation and Governance Committee and Board of Directors consider the following: (1) competitive compensation levels of comparative companies based on sector and market capitalization, with the assistance of an external consulting firm, as appropriate, (2) the individual performance of such executive officer, (3) the performance of our Company as a whole, (4) the role such executive officer played in such corporate performance, and (5) our performance as compared to our peers as measured by one, three and five-year total shareholder return. This process allows our Chief Executive Officer, Compensation and Governance Committee and Board of Directors to consider data on our financial performance during the current year in its analysis and evaluate progress and results achieved that directly link to corporate business goals and objectives. In November 2010, based on market data, the Compensation and Governance Committee recommended to our Board of Directors a 3.3% merit salary increase for our senior executive officers, including the named executive officers, effective January 2011. Our Board of Directors approved such recommendation.

        In 2008, our Compensation and Governance Committee retained Radford as our executive compensation consultant. Radford was hired directly by the Compensation and Governance Committee to provide executive compensation consultation to the Committee throughout 2010, as more specifically detailed below. In addition, Radford provided advice regarding the design of the 2010 Long-Term Incentive Plan and the 2010 Employee Stock Purchase Plan that were approved by shareholders at our 2010 annual meeting of shareholders. The approximate aggregate fees billed by Radford for the fiscal year ended December 31, 2010 were $75,000.

        In order to make its recommendation to the Board of Directors, the Compensation and Governance Committee also considers general information compiled internally and by Radford on compensation practices using published survey data from both the mining industry and all industries (as appropriate) to obtain a general understanding of current compensation practices. The Compensation and Governance Committee believes that it is appropriate to establish specific compensation levels based in large part on benchmarking against similar companies, both in terms of compensation practices as well as levels of compensation. In this way, we can gauge if our compensation is competitive in the marketplace for our talent, as well as ensure that our compensation is reasonable.

        Our Compensation and Governance Committee reviews compensation levels for the named executive officers against compensation levels of the comparison companies at the 50th and 75th percentiles among the comparison peer group companies, which are indicated in the table below. Our Compensation and Governance Committee has recommended to our Board of Directors that the named executive officers receive base salaries that are typically competitive with the peer group's incentive cash compensation that—with requisite performance—approximates the higher end of the peer group, and equity compensation that slightly trails the peer group in value, resulting in a total remuneration position intended to be competitive against the peer group.

        In choosing a comparative group, our Compensation and Governance Committee uses a comparative group of publicly-traded mining companies of comparable size as determined by annual revenue and market capitalization, complexity and scope of operations to our Company, and that are based in either Canada or the United States. The following table summarizes the comparative group used for the 2010 performance bonuses and the 2011 merit salary increase and equity awards.

Comparative Company	Annual Revenue(1)	Market Capitalization(1)	Corporate Head Office Location
	($ millions)	($ millions)
OM Group	$1,194.8	$1,077.3	Cleveland, OH
Hecla Mining Co.	$418.8	$2,824.8	Coeur d'Alene, ID
Breakwater Resources	$381.9	$500.4	Toronto, ON
Centerra Gold	$846.5	$4,631.7	Toronto, ON
HudBay Minerals Inc.	$741.3	$2,568.4	Winnipeg, MN
Sherritt International Corporation	$1,821.6	$2,635.5	Toronto, ON
First Quantum Minerals Ltd.	$1,902.0	$10,283.2	Vancouver, BC
Lundin Mining Corporation	$849.2	$4,484.4	Vancouver, BC
Inmet Mining Corporation	$1,011.9	$4,013.6	Toronto, ON
Pan American Silver Corp.	$454.8	$4,263.5	Vancouver, BC
RTI International Metals	$431.8	$875.8	Pittsburgh, PA
Taseko Mines Limited	$194.3	$1,171.5	Vancouver, BC
Titanium Metals.	$857.2	$3,272.0	Dallas, TX

(1)
Revenues are as of 2010 fiscal year end, except for First Quantum Minerals, HudBay Minerals, Inmet Mining Corp and Pan American Silver Corp., for which revenue is as of fiscal year end 2009. Market capitalization is as of March 7, 2011.

        Our compensation philosophy targets base compensation at competitive levels between the 50th and 75th percentiles for base salaries, with total compensation, including short- and long-term incentives, targeted at the 75th percentile provided a correlated level of Company and individual performance applies. Incentives are used to recognize both group and individual contributions, and these awards are based on both individual performance and our overall success. In making its assessment for 2010 compensation, our Compensation and Governance Committee determined that the executive compensation levels/programs generally fall within the 50th and 75th percentile competitive practices when compared to summaries of published survey data with higher levels in certain cases, due primarily to their performance and to the long tenure of some key management and operations employees and requirements to ensure retention of experienced management in senior positions.

COMPENSATION MIX

        The Compensation and Governance Committee believes that a substantial portion of the total compensation of named executive officers should be variable and tied to performance in order to align compensation with measures that correlate with creation of long-term shareholder value. This should offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation in the absence of success. The Compensation and Governance Committee also believes that compensation for named executive officers should be more heavily weighted toward variable elements of compensation than is the case for less senior officers because the performance of these officers is more likely to have a strong and direct impact in achieving our strategic and financial goals that are most likely to affect shareholder value.

        At the same time, the Compensation and Governance Committee believes that we must attract and retain high-caliber executives, and therefore must offer a mix of fixed and at-risk compensation,

and that the levels and mix of these types of compensation must be attractive in light of the competitive market for senior executive talent.

        The following charts show the percentage of total annual compensation (constituting cash compensation and benefits plus the grant-date fair value of regular annual equity awards) awarded to Mr. Loughrey, and, collectively, to Ms. Saxton (who began employment with us in August 2008) and Mr. Wilson, the other two named executive officers who have served in their current positions during the last three years, that is performance-based (performance-based bonus and equity awards) versus fixed (salary and all other compensation) based on amounts shown in the Summary Compensation Table for Fiscal Years 2008, 2009 and 2010.

Mr. Loughrey

Other Named Executive Officers

COMPENSATION ELEMENTS

        Our compensation program for our named executive officers ties compensation to the achievement of performance that aligns with long-term shareholder value through:

  •
  an annual salary;

  •
  an annual performance-based bonus determined using performance measures designed to correlate closely with the creation of long-term shareholder value;

  •
  equity-based compensation in the form of stock options and performance share units whose realizable value ties directly to the market price of our common stock, which we believe is the best indicator of our performance;

  •
  retention arrangements for certain named executive officers; and

  •
  other annual compensation such as limited perquisites.

        The following description summarizes our rationale for each compensation element we utilize:

Short-Term Incentives

Element of Compensation	Summary and Purpose of Element
Base Salary	Salaries form an essential component of our compensation mix as they are the first base measure to compare and remain competitive relative to peer groups. Base salaries are fixed and therefore not subject to uncertainty and are used as the base to determine other elements of compensation and benefits.
Annual Performance-Based Cash Incentives

Annual cash bonuses are a variable component of compensation designed to reward our executive officers for maximizing annual operating performance and individual goal attainment. Annual cash bonuses are based on our performance, with a bonus pool based on a percentage of pre-tax income. Bonuses are distributed based on bonus target percentages assigned to each position, and the achievement of specific individual financial and/or operational goals.

Long-Term Incentives

Element of Compensation	Summary and Purpose of Element
Options	The granting of options is a variable component of compensation intended to reward our executive officers for their success in achieving sustained, long-term profitability and increases in stock value and are currently reserved for new hires and special awards.

Element of Compensation	Summary and Purpose of Element
Performance Share Units and Restricted Share Units

Performance Share Units and Restricted Share Units are intended to create incentives for performance and further align the interests of executives with those of shareholders. Performance Share Units vest based on our stock price at a specified date. The Restricted Share Unit's value increases or decreases in relation to our stock price.

Other Compensation

Retention arrangements for certain senior managers, including certain named executive officers, were established in 2004 by the predecessor company in order to ensure that we retained experienced senior managers through 2012. These arrangements continue through the length of the participants' employment.

Cash Compensation

        The annual cash compensation of our named executive officers consists of annual salary and cash bonuses. The annual cash compensation is reviewed annually for each named executive officer by our Compensation and Governance Committee.

(1)
Salary

        We believe that base salary is a key element in attracting and retaining the necessary executive talent and must be both competitive and reflective of an executive's responsibilities and inherent value to our Company. Base salaries are provided as compensation for day-to-day responsibilities and services to us and provide a consistent cash flow to our named executive officers.

        To date, our Compensation and Governance Committee has recommended to our Board of Directors that the named executive officers receive base salaries that are competitive with the peer group. In determining the base salary to be paid to a particular named executive officer, our Compensation and Governance Committee also takes into consideration the scope of each executive's responsibilities related to the position, the experience level of the executive officer, and his or her past performance at our Company.

        In December 2009, following our review of peer company information provided by Radford in December 2009 and in light of the improving market conditions, an increase in our stock price and an increase in molybdenum prices, our Board of Directors approved the Compensation and Governance Committee's recommendation for a 3% merit increase to salaries, including those of the named executive officers, effective January 1, 2010. In July 2010, Radford similarly reviewed market practices and, based on our performance on the basis of achievement of our internal goals as well as an increase in shareholder value as measured by our total shareholder return, recommended to the Compensation and Governance Committee a 3.3% merit increase for our senior executive officers, including the named executive officers, effective January 2011. Our Board of Directors approved such recommendation.

(2)
Cash Bonuses

          (i)  Performance-Based Cash Bonuses

        We believe that a portion of total compensation should include performance-based incentives to promote a pay-for-performance compensation framework that focuses management on achieving short-term (annual) performance in a manner that supports and promotes our long-term success and profitability. In establishing the terms of the 2010 Performance Bonus Plan, our Compensation and Governance Committee considered historical practices at Thompson Creek Metals Company, the desirability of having established goals that are clearly articulated to employees, the highly competitive environment in the mining industry for 2010, molybdenum price and the potential performance of the operations for the year. In its review, our Compensation and Governance Committee was satisfied that the recommended 2010 Performance Bonus Plan was in accordance with our philosophy and guidelines set forth above in that the 2010 Performance Bonus Plan formalized and applied an annual cash incentive award program that clearly articulated performance objectives and linked specific, measurable goals with individual measurable performance criteria set for senior executives, including the named executive officers.

        Compensation levels at the comparable companies were considered by our Compensation and Governance Committee in establishing the 2010 Performance Bonus and payout targets. In December 2009, the Board of Directors set the performance bonus pool for the 2010 Performance Bonus Plan in which all non-unionized employees, including our named executive officers, participate. The pool was set at 3% of 2010 pre-tax income prepared in accordance with U.S. generally accepted accounting principles ("US GAAP"), excluding certain non-cash accounting adjustments, such as the increase or decrease in value of warrants and costs related to mergers and acquisitions. In November 2010, when the determination was made that pre-tax income was at the level where performance bonuses would be paid and a projection of the bonus pool was established, payout targets were set for our named executive officers following the Radford recommendations as shown in the table below.

2010 Performance Bonus Payout Range

	Threshold	Target	Maximum
Chief Executive Officer	60%	90%	120%
V.P. and Chief Operating Officer	50%	65%	80%
Chief Financial Officer and V.P. Finance	35%	50%	65%
V.P. Sales and Marketing	35%	50%	65%
V.P., General Counsel and Secretary	35%	50%	65%

        For additional information regarding the threshold, target and maximum potential payout amounts for each named executive officer, see the Grants of Plan-Based Awards in 2010 Fiscal Year Table.

        In establishing performance objectives, we considered input from our executives concerning operating forecasts and industry outlooks, specific performance objectives, measurability of performance objectives, and alignment of performance objectives with our overall strategic plan. The performance objectives for 2010 were position specific and included: (i) our Company's performance, (ii) the performance of the location where such individual worked, and (iii) the individual's performance. Environmental, health and safety performance and succession planning were also included as components.

        After performance objectives were established for each named executive officer, a weighted percentage was assigned to each objective relative to the impact it would have in achieving our strategic objectives and the respective executive's ability to impact the execution of the particular performance measure. These individual performance objectives were communicated to the executives at the beginning of 2010. The actual amount of the performance bonus is based on the level of achievement of threshold, target or maximum for each portion of the named executive officer's performance objectives as a percentage of the targeted performance bonus for that named executive officer. The performance bonus actually paid to each executive is based upon the Compensation and Governance

Committee's evaluation and the CEO's recommendation of such executive's performance during the year relative to the specific objectives developed at the beginning of the year.

        Our Board of Directors set individual goals and objectives for our Chief Executive Officer in consultation with our Compensation and Governance Committee and for the other named executive officers in consultation with our Chief Executive Officer for determination of the payout level within the targets. Executive officers were eligible for the 2010 Performance Bonuses, after taking into account and giving varying degrees of weight, depending on the relevance of these factors to the particular executive officer, to the following indicators of our Company's and the individual's performance:

  (a)
  Product price realization and sales volumes;

  (b)
  Environmental, health and safety performance;

  (c)
  Operational and production performance;

  (d)
  Strategic growth initiatives;

  (e)
  Regulatory compliance and risk management;

  (f)
  Expense control;

  (g)
  Position specific performance factors; and

  (h)
  Other exceptional or unexpected factors.

        Further individualized performance objectives are established at the end of a year for the following year. Mr. Loughrey's performance objectives for 2010 were: (1) 2010 Budget; (2) Environment, Health and Safety; (3) Endako Expansion Project; (4) Strategic Growth Initiative; (5) Strategic Leadership; (6) Communications; and (7) Succession Planning. During 2010, Mr. Loughrey's cash bonus was in the upper quartile of his opportunity due to his having achieved all of his performance objectives. He also received a one-time award for successful completion of the acquisition of Terrane Metals Corp., which met the performance objective relating to diversifying our product mix, and received a portion of his ongoing retention payment pursuant to the retention arrangement further described below. While Mr. Loughrey's total compensation increased in 2010 as compared to 2009, his compensation remained below 2008 levels.

        In November 2010, our Compensation and Governance Committee reviewed our performance, and bonus payments within the designated percentage ranges were considered. The evaluation of the performance of the named executive officers was based on the weighted individual goals and objectives established earlier in the year. The Compensation and Governance Committee approved the payment of the 2010 performance-based bonus with approximately 90% of the bonus amount paid in December 2010 with the remainder paid in early 2011, after the 2010 financial records were finalized. Payment of the 2010 performance bonus to the CEO and named executive officers generally fell between the 50th and 75th percentiles among the comparison peer group companies. The amounts allocated to the named executive officers are included in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

        In November 2010, our Board of Directors accepted the recommendation of our Compensation and Governance Committee to modify the performance bonus for 2011 and base the bonus targets for all non-unionized employees, including senior executive officers and named executive officers, on market data provided through the comprehensive executive compensation studies conducted by Radford. This decision was made after the current performance bonus calculation was compared to the bonus calculation using the market target bonus percentage for each position. The analysis provided management with the ability to be more transparent in the calculation of the bonus payout. In addition, the bonus target is communicated at the beginning of the calendar year to all employees, resulting in the improved ability of employees to understand how their individual performances and our results can impact their bonus payments.

        The Board of Directors believes that our executives performed well in executing our overall strategy. The Board of Directors determined that our executives executed above the budget in the areas of operational, production and sales performance and successfully pursued expansion opportunities, and that we performed well relative to our peers. While our one- and three-year total stockholder return position was impacted by both our single product line and our investment in diversification, our five-year total shareholder return puts us in the top percentage of our peers.

         (ii)  Retention Bonus Arrangements

        Retention arrangements for Messrs. Loughrey, Wilson and Huffman were initiated by the predecessor company in 2004 in order to ensure that we retained experienced senior managers through 2012, the then anticipated end of the Thompson Creek Mine's life. Under such arrangements, each of these executives is entitled to an annual retention payment of 37.5% of his respective base salary for the duration of his employment with the Company (subject to certain circumstances set forth below), paid as follows:

	Paid Each September 30		Accrued Amount Paid June 30, 2012
	Prior to 1/1/2010	After 1/1/2010	Accrued Prior to 1/1/2010	Accrued After 1/1/2010	Amount to be Accrued After June 30, 2012
Kevin Loughrey	40%	70%	60%	30%	30%
Mark A. Wilson	40%	70%	60%	30%	30%

        The amount accrued as of June 30, 2012 will be paid on the earlier of June 30, 2012 or when the executive ceases to be employed by us, unless the executive leaves voluntarily (other than by reason of retirement at 62 or older) or is terminated for Cause (as defined in each respective employment agreement). After the June 30, 2012 payment, the arrangement will continue as long as the executive is employed by us unless the executive leaves voluntarily (other than by reason of retirement at 62 or older) or is terminated for Cause (as defined in each respective employment agreement). With respect to Mr. Loughrey, this payment is made regardless of the reason he leaves, unless he is terminated for Cause. The arrangement has played an important role in retaining management. Payments to Mr. Wilson under the retention arrangements are included in the bonus column of the Summary Compensation Table for fiscal year 2010. In addition, Mr. Huffman was paid certain retention payments upon his termination that are also included in the bonus column of the Summary Compensation Table for 2010. Plans are underway to minimize the impact to the organization resulting from the possibility that executives and other participating employees may leave the organization when they receive their accrued payment under the retention arrangement on June 30, 2012.

Equity Compensation

        It is our compensation philosophy to provide a market-based blend of base salaries, bonuses and a long-term equity incentive awards currently in the form of options, performance share units and restricted share units. Base salaries have been at the 50% to 75% levels with a greater emphasis placed on the performance bonus and equity awards. Stock options are typically granted when an individual is hired (as was the case with the 50,000 share option award made to Ms. Cassity when she was hired as Vice President, General Counsel and Secretary in September 2010), or promoted. In some cases stock options were granted for competitive or equity purposes. Our equity program, in turn, is designed to align executive compensation with shareholder interests and pay-for-performance principles. Our equity compensation plans allow for the use of various equity compensation vehicles for specific purposes. We also avail ourselves of restricted shares, when appropriate, to balance burn rate and overhang with overall shareholder value.

        In 2010, the Compensation and Governance Committee moved more toward granting performance share units and restricted share units because these awards reflect both increases and decreases in stock price from the grant-date market price and thus tie compensation more closely to changes in shareholder value at all levels compared to options, whose intrinsic value changes with shareholder value only when the market price of shares is above the exercise price. In addition, the weighting toward performance share units and restricted share units allows the Compensation and Governance Committee to deliver equivalent value with use of fewer authorized shares resulting in less dilution to shareholders.

        The Compensation and Governance Committee may in the future adjust this mix of award types or approve different award types, such as restricted shares, as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of restricted share units and options depending on the Compensation and Governance Committee's assessment of the total compensation package being offered.

        In 2010, the shareholders approved the 2010 Long-Term Incentive Plan and the Board of Directors approved the recommendation of Compensation and Governance Committee that eligible participants receive restricted share units and performance share units were awarded to certain senior officers, including certain named executive officers. These recommendations followed benchmarking information provided by Radford of the peer group practices and also considered the capacity of the 2010 Long-Term Incentive Plan.

        The 2010 Long-Term Incentive Plan provides that participants receive value from stock options only if and to the extent the market price of our common stock when a participant exercises an award exceeds the market price on the date of grant. Participants realize value on restricted share units subject to time-based vesting requirements. Performance share units will vest only if and to the extent that the performance metrics are met. Performance metrics are based on the increase of the our stock price on three annual vesting dates as compared to the our stock price on the grant date. The value participants receive on performance share units and restricted share units (whether or not subject to performance metrics and vesting) varies directly with the market price of our common stock at the time the units vest.

        Under the rules of the Toronto Stock Exchange, the exercise price of any equity award must be set at the "market price" as defined by the Toronto Stock Exchange and may not be set during a trading blackout period (which is generally the case when the Board of Directors meet and award options). "Market price" is defined by the Toronto Stock Exchange as the volume weighted average exercise price of the stock for five trading days preceding the award.

        Stock options are generally scheduled to vest over two years after the awards are made and generally remain exercisable for five years after the date of the award. Performance share units awarded in 2010 vest when performance metrics are achieved on each of the three anniversaries of the award date. Restricted share units awarded in 2010 vest ratably on each of the three anniversaries of the award date.

Perquisites and Other Personal Benefits

        Named executive officers receive benefits we provide to our salaried employees, including health care coverage, life and disability insurance protection and reimbursement of certain educational expenses. We provide these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job-related areas and to allow employees to take advantage of reduced insurance rates available for group policies.

        In addition to the benefits provided to salaried employees generally, we pay personal insurance premiums for supplemental long-term disability for named executive officers. We also pay for comprehensive medical exams for 28 people who comprise our officers, directors and executive management, which benefit was utilized by three named executive officers in 2010. We also pay for parking at our principal office in Littleton, Colorado for two of our named executive officers and provide a fitness trainer twice a week for the voluntary use of our Denver employees. We do not feel that perquisites should play an important role in the compensation of our executives, but also feel that the limited benefits described above are reasonable and in line with those provided to management level employees and align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders. For the amounts of perquisites and other personal benefits awarded to our named executive officers in 2010, see the Summary Compensation Table.

Risk Management Considerations

        The Compensation and Governance Committee believes that our performance-based bonus and equity programs create incentives to create long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

  •
  Many of the executives are required to meet financial metrics for their performance bonus. The Committee believes that these metrics are will drive long-term shareholder value. These measures are based on meeting budgeted parameters: production, sales, revenue and income.

  •
  The measures used to determine whether performance stock units vest over a three-year period are based on exceeding the award price (our share price) on each anniversary of the date of the award. If the award price is not exceeded on the first and second anniversary dates, the award is forwarded to the next year. In the third year, all performance share units will be forfeited if the award price is not exceeded. The Committee believes that the performance metrics encourage executives to attain sustained performance over several years, rather than performance in a single year.

  •
  Stock options become exercisable over a two-year period and remain exercisable for up to five years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

        With the assistance of its independent consultant, the Compensation and Governance Committee reviewed our compensation policies and practices for our employees and determined that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

Employment Agreements

        The Compensation and Governance Committee enters into employment agreements with named executive officers when it determines that an employment agreement is desirable for us to obtain a measure of assurance as to the executive's continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation and Governance Committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or our practices with respect to other similarly situated employees. With respect to the named executive officers, the term for all employment agreements is indefinite.

        Employment agreements with named executive officers provide executive officers with certain benefits upon termination of their employment in various circumstances, as described under "Potential Payments and Benefits Upon Termination." The termination provisions define the rights of the executives and us in various termination scenarios and serve a variety of purposes including providing benefits to the executive and his or her family in the event of the death or disability of the executive, defining when an executive can be terminated with cause and receive no further compensation, and clearly defining rights in the event of a termination in other circumstances.

        The agreements specifically define benefits that are provided in the event of termination following a change in control, which are intended to motivate executive officers to remain with us despite the uncertainty and dislocation that arises in the context of change in control situations and to ensure that opportunities for change in control are evaluated in light of shareholders' long-term interests rather than any loss of prospective compensation the executive may suffer as a result of the change in control.

        The termination provisions are also designed to align executives' interests with long-term shareholder growth by providing that, in those circumstances in which bonus payments are made and equity awards vest after termination, the payments and awards are (except in the case of vesting of restricted share units following termination due to death or disability) subject to the same performance measures (other than the test to assure deductibility under Section 162(m)) as apply if there is no termination.

Other Benefits

        We believe that benefits should be competitive with other similarly sized companies in our industry and we maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan for U.S. employees and an annuity for Canadian employees. Participants in both the 401(k) plan and annuity plan are permitted to contribute to the plans through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include our common stock. In addition, we currently provide matching contributions for the U.S. participants in the 401(k) plan, including our named executive officers and we contribute to the annuity plan for Canadian employees. For the amounts of matching contributions awarded to our named executive officers in 2010, see the Summary Compensation Table.

Income Tax and Accounting Considerations

        In the event total compensation for any named executive officer exceeds the $1 million threshold at which tax deductions are limited under Internal Revenue Code Section 162(m), our Compensation and Governance Committee intends to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. As a result, our Compensation and Governance Committee may take such actions as it deems to be in the best interests of the shareholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral by a named executive officer of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit. The 2010 Long-Term Incentive Plan is designed to permit equity awards granted under the plan to be fully deductible.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

        We, the Compensation and Governance Committee of the Board of Directors of Thompson Creek Metals Company Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

        This Compensation and Governance Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

COMPENSATION AND GOVERNANCE COMMITTEE

Timothy J. Haddon, Chairman
Denis C. Arsenault
Thomas J. O'Neil

 SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2010, 2009 AND 2008

        The following Summary Compensation Table sets forth the compensation of our named executive officers during the 2010, 2009 and 2008 fiscal years.

Name and Principal Position	Year	Salary ($)	Retention Payment ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Kevin Loughrey	2010	541,500	126,295		421,800	788,860	25,508		1,903,963
Chairman, Chief	2009	525,000	78,750	729,100		200,550	18,514		1,551,914
Executive Officer and Director	2008	525,000	75,938	2,002,000		950,000	19,817		3,572,755
Pamela L. Saxton	2010	283,500	—		210,900	233,412	17,994		745,806
Chief Financial Officer and	2009	275,000	—	348,700		78,785	18,193		720,678
Vice President, Finance	2008	100,962	—	1,398,000		175,833	11,919		1,686,714
S. Scott Shellhaas	2010	308,500	—		210,900	294,065	22,385		835,850
Vice President, Chief	2009	115,385	—	1,858,402		42,975	9,087		2,025,849
Operating Officer
Mark A. Wilson	2010	278,500	64,955		210,900	180,171	23,841		758,367
Vice President, Sales and	2009	270,000	40,500	348,700		77,355	17,254		753,809
Marketing	2008	270,000	39,000	500,500		378,000	12,981		1,200,481
Dale E. Huffman(7)	2010	179,593	210,469		105,450	100,339	565,959	(6)	1,161,810
Vice President, General	2009	220,000	33,000	221,900		47,750	18,213		540,863
Counsel and Secretary	2008	220,000	31,500	250,250		289,250	13,029		804,029
Wendy Cassity(8)	2010	75,962	—	222,500		58,710	23,833		381,005
Vice President, General
Counsel and Secretary

(1)
These amounts were paid under the terms of the retention arrangements described below under the heading "Retention Payments."

(2)
These amounts do not represent the amounts actually paid to or realized by the named executive officers for these awards during fiscal years 2010, 2009 and 2008. These amounts represent the aggregate grant date fair value of option awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2010, 2009 and 2008, with the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions. A discussion of the assumptions used in calculating the award values for the purposes of this table may be found in Note 15 to our 2010 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC. In the case of Ms. Cassity, the amount includes an option award to purchase 50,000 shares that was made at the time that she began employment in September 2010.

(3)
Stock awards for fiscal 2010 include performance share units that vest subject to performance conditions that were valued based on the probability that performance targets will be achieved. Taking the average fair value for the three year vesting period, the grant date stock award values for fiscal 2010 would be $421,800 for Mr. Loughrey, $210,900 for each of Ms. Saxton, Mr. Shellhaas and Mr. Wilson and $105,450 for Mr. Huffman. Mr. Huffman forfeited 10,000 of the 15,000 performance share units reflected in this table when he ceased employment with the Company.

(4)
The components for the payments in the Non-Equity Incentive Plan column include amounts that were earned under the terms of the 2010 Performance Bonus Plan, which is described below and in the "Compensation Discussion and Analysis" section of this proxy statement. In the cases of Mr. Loughrey, Ms. Saxton and

  Mr. Shellhaas, each earned an extraordinary performance bonus in 2010 for his or her contributions to the Terrane acquisition.

	2009 Performance Bonus Paid 2/2010	2010 Performance Bonus Paid 12/2010	2010 Performance Bonus Paid 3/2011	Extraordinary Performance Bonus
Kevin Loughrey	43,050	550,000	95,810	100,000
Pamela L. Saxton	16,910	141,800	24,702	50,000
S. Scott Shellhaas	9,225	200,000	34,840	50,000
Mark A. Wilson	16,605	139,300	24,266	—
Dale E. Huffman	10,250	76,613	13,476	—
Wendy Cassity	—	50,000	8,710	—
(5)
The components of the items in the All Other Compensation column consist of the following:

	Qualified Savings (401(k))— Company Contribution ($)	Group Life— (Imputed Income) ($)	Long Term Disability (Supplemental) ($)	Executive Physical Examination ($)	Relocation Assistance ($)
Kevin Loughrey	12,250	1,279	5,230	6,749	—
Pamela L. Saxton	12,250	833	4,911	—	—
S. Scott Shellhaas	12,250	1,279	5,620	3,236	—
Mark A. Wilson	12,250	833	4,507	6,251	—
Dale E. Huffman	12,191	863	14,885	2,000	—
Wendy Cassity	7,105	66	531	—	16,131
(6)
In the case of Mr. Huffman, $565,959 represents all other compensation, including $521,789 for severance payments and a $14,231 payment for unused vacation under the terms of his employment agreement. See the section titled "Potential Payments and Benefits Upon Termination" for further discussion concerning the terms of Mr. Huffman's severance payments.

(7)
Mr. Huffman ceased employment with the Company on September 30, 2010.

(8)
Ms. Cassity began employment as Vice President, General Counsel and Secretary on September 7, 2010.

GRANTS OF PLAN-BASED AWARDS IN 2010

        The following table shows the range of potential payments that could have been earned under the cash incentive awards granted to our named executive officers in the year ended December 31, 2010, as well as the time-vested stock awards granted to them during the same year.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Date of Award ($/Sh)(4)	Grant Date Fair Value of Stock and Options Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kevin Loughrey	5/6/2010	324,960	487,440	649,920	60,000				11.88	9.13	421,800
Pamela L. Saxton	5/6/2010	99,225	141,750	184,275	30,000				11.88	9.13	210,900
S. Scott Shellhaas	5/6/2010	154,250	200,525	246,800	30,000				11.88	9.13	210,900
Mark A. Wilson	5/6/2010	97,475	139,250	181,025	30,000				11.88	9.13	210,900
Dale E. Huffman	5/6/2010	—	—	—	15,000	(5)			11.88	9.13	105,450
Wendy Cassity	9/7/2010	87,500	125,000	162,500			50,000	(6)	9.43	9.36	225,500

(1)
Represents the range of payments that could have been earned under the 2010 Performance Bonus Plan. Projected performance bonus potential payout for 2010 was 90% of base salary for Mr. Loughrey, 65% of base salary for Mr. Shellhaas and 50% of respective base salary for the other named executive officers. The actual amounts earned are listed in the Non-Equity Incentive Payments column of the Summary Compensation Table.

(2)
Represents awards of performance share units.

(3)
See discussion below under "Equity Awards" regarding the method pursuant to which the Company is required, under the rules of the Toronto Stock Exchange, to establish exercise prices.

(4)
The closing market price of the Company's common stock on the Toronto Stock Exchange has been converted to U.S. dollars based on the exchange rate of the Bank of Canada on the date of award.

(5)
Mr. Huffman forfeited 10,000 of the 15,000 performance share units reflected in this table when he ceased employment with the Company.

(6)
Represents an option award that was made when Ms. Cassity was began employment as Vice President, General Counsel and Secretary in September 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        We have employment agreements with each of our named executive officers. The following summary of certain provisions of these employment agreements does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the actual text of the employment agreements of the named executive officers, copies of which are exhibits to our SEC filings.

        Each of the employment agreements of our named executive officers are for an indefinite term, subject to certain termination rights described below. Pursuant to their respective employment agreements, for 2011, Mr. Loughrey is entitled to an annual base salary equal to $560,000, Ms. Saxton is entitled to an annual base salary equal to $325,000, Mr. Wilson is entitled to an annual base salary equal to $287,700, Mr. Shellhaas is entitled to an annual base salary equal to $350,000 and Ms. Cassity is entitled to an annual base salary equal to $260,000. For 2010, salaries paid to our named executive officers accounted for the following percentages of their total compensation shown in the Summary Compensation Table: Mr. Loughrey (28%), Ms. Saxton (38%), Mr. Shellhaas (37%), Mr. Wilson (37%), Ms. Cassity (20%) and Mr. Huffman (15%).

        Provisions of the employment agreements of our named executive officers that relate to severance pay and termination benefits (including upon a change of control) are described below in the section entitled "Potential Payments and Benefits Upon Termination."

2010 Performance Bonus Plan Compensation

        The Non-Equity Incentive Compensation set forth in the Summary Compensation Table for Fiscal Year 2010 reflects cash incentive compensation earned under the 2010 Performance Bonus Plan. As more fully described in the "Compensation Discussion and Analysis" section of this proxy statement, the bonus pool for all eligible non-unionized employees, including the named executive officers, was set at 3% of pre-tax income for 2010 prepared in accordance with US GAAP (excluding certain non-cash accounting adjustments and acquisition costs). The individual performance criteria for each of the named executive officers are detailed in the Compensation Discussion and Analysis. The potential payouts under the 2010 Performance Bonus Plan for the named executive officers are set forth in the Grants of Plan-Based Awards in 2010 Fiscal Year Table and the actual payments are shown in the Summary Compensation Table.

Retention Payments

        The amounts shown in the "Retention Payment" column of the Summary Compensation Table are paid to Messrs. Loughrey and Wilson pursuant to the terms of retention arrangements that were initiated by a predecessor company in 2004 in order to ensure that we retained experienced senior managers through 2012, which was the then-anticipated end of the life of the Thompson Creek Mine. Under such arrangements, each of these executives is entitled to an annual retention payment of 37.5% of his respective base salary for the duration of his employment with us (subject to certain circumstances set forth below), or the Retention Payment, which vests quarterly and is paid as follows:

	Paid Each September 30		Accrued Amount Paid June 30, 2012
	Prior to 1/1/2010	After 1/1/2010	Accrued Prior to 1/1/2010	Accrued After 1/1/2010	Amount to be Accrued After June 30, 2012
Kevin Loughrey	40%	70%	60%	30%	30%
Mark A. Wilson	40%	70%	60%	30%	30%

        The accrued amounts will be paid on the earlier of June 30, 2012 or when the executive ceases to be employed by us, unless the executive leaves voluntarily (other than retirement at 62 or older) or is terminated for cause. After the June 30, 2012 payment, the arrangement will continue as long as the executive is employed by the Company unless the executive leaves voluntarily (other than by reason of retirement at 62 or older) or is terminated for Cause (as defined in each respective employment agreement). With respect to Mr. Loughrey, this payment is made regardless of the reason he leaves us, unless he is terminated for Cause. In the case of termination of employment, payment of the accrued amount will be delayed to the earliest of six months after the termination date or such other date as will not result in such payment being subject to interest and additional tax imposed under Internal Revenue Code Section 409A(a).

Equity Awards

        Overview.    We believe long-term equity awards in the form of Performance Share Units (PSUs) are the most effective way to attract and retain a talented executive team and align executives' interests with those of shareholders. Accordingly, our executive compensation program is intended to provide a compensation mix weighted considerably toward variable compensation, including long-term equity awards. With the implementation of the 2010 Long-Term Incentive Plan, we place a greater emphasis on granting performance share units and restricted share units annually, and we grant less stock option awards. Stock option awards are now granted primarily to new hires and in connection with special awards.

        Stock Options.    We grant stock options to our named executive officers pursuant to our Long-Term Incentive Plan. Under the rules of the Toronto Stock Exchange an equity award exercise price must be calculated based on "market price" and may not be set during a trading blackout. "Market price" is defined by the Toronto Stock Exchange as the volume weighted average trading price of the common stock on the Toronto Stock Exchange during the five trading days preceding the date of the award. Since the Board of Directors meetings at which awards are made generally occur during a trading blackout, the Company takes the additional precautionary measure of pricing options at the greater of the volume weighted average trading price of the Company's common stock on the Toronto Stock Exchange during the five trading days preceding the date of the award and the five trading days beginning after the end of the trading blackout.

        The stock options generally vest one-third on the grant date and one-third on each of the next two anniversaries of the grant date and expire five years from the grant date. Generally, stock options are not transferable; however, our Amended Incentive Stock Option Plan permits transfers by will and the laws of decent and distribution. Stock options will become immediately exercisable (a) upon a change of control of our Company (as defined in the plan) so long as (i) we terminate such named executive officer in accordance with the terms of his/her employment agreement or (ii) such named executive officer elects to terminate his/her employment in accordance with the terms of his/her employment agreement, or (b) upon certain events of termination as specified in each individual's employment agreement.

        Performance Share Units.    We believe PSUs help to create incentives for performance and further align the interests of executives with those of shareholders because the PSUs vest based on increases in our stock price. In addition, because the valuation of a PSU is generally greater than the grant-date value of a stock option (using Monte Carlo simulation or similar generally-accepted equity award valuation models), we are able to grant a smaller number of PSUs to deliver the same grant-date award value as a stock option covering a greater number of shares. Thus, compared to stock options, PSUs help minimize the dilutive effects of our equity awards and, in our view, provide the most cost effective balance of incentive and risk. The PSUs vest upon achievement of certain performance metrics, which are based on the increase of our stock price on three annual vesting dates as compared to our stock price on the grant date

Additional Information

        We have provided additional information regarding the compensation we pay to our named executives in the "Compensation Discussion and Analysis" section of this proxy statement.

 OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

        The following table provides information on the holdings of stock options and stock awards by our named executive officers on December 31, 2010. For additional information about the option awards, see the description of equity incentive compensation in the "Compensation Discussion and Analysis" section of this proxy statement.

		Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Kevin Loughrey(4)	11/9/2006	225,000	—	6.47	11/19/2011
	12/1/2006	250,000	—	7.42	12/1/2011
	12/2/2009	76,667	38,333	12.14	12/2/2014
	5/6/2010					60,000		883,200
Pamela L. Saxton(4)	8/7/2008	100,000	—	15.40	8/7/2013
	12/2/2009	36,667	18,333	12.14	12/2/2014
	5/6/2010					30,000		441,600
S. Scott Shellhaas	8/6/2009	133,334	66,666	14.36	11/6/2014
	12/2/2009	43,334	21,666	12.14	12/2/2014
	5/6/2010					30,000		441,600
Mark A. Wilson(4)	11/9/2006	170,000	—	6.47	11/9/2011
	12/2/2009	36,667	18,333	12.14	12/2/2014
	5/6/2010					30,000		441,600
Dale E. Huffman(4)	11/9/2006	100,000	—	6.47	11/9/2011
	12/2/2009	35,000	—	12.14	12/2/2014
	5/6/2010					15,000	(5)	220,800
Wendy Cassity	9/7/2010	16,667	33,333	9.43	8/5/2015

(1)
The stock options generally vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. Thus, one-third of the shares covered by the options in this column will vest on the next anniversary of the date of grant.

(2)
The exercise prices have been converted from Canadian dollars to U.S. dollars based on the Bank of Canada exchange rate on the date of grant which may be different from the exchange rate on the date of exercise for all of the awards except for the awards granted December 2, 2009 and after, which were granted in U.S. dollars.

(3)
The stock awards to the named executive officers in 2010 consisted of performance share units. The PSUs vest upon achievement of certain performance metrics, which are based on the increase of our stock price on three annual vesting dates as compared to our stock price on the grant date.

(4)
The following options were surrendered on June 22, 2009:

Name	Award Date	Number of Shares (#)	Exercise Price ($)
Kevin Loughrey	May 8, 2008	200,000	22.76
Pamela L. Saxton	August 7, 2008	100,000	15.40
Mark A. Wilson	May 8, 2008	50,000	22.76
Dale E. Huffman	May 8, 2008	25,000	22.76
(5)
Mr. Huffman forfeited 10,000 of the 15,000 performance share units reflected in this table when he ceased employment with the Company.

 POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION

  Estimated Payments Upon Death or Disability

        In the event of a termination by reason of death or disability of a named executive officer, we are required, pursuant to such executive's employment agreement, to pay such executive or his or her estate in a lump-sum the equivalent of four weeks of base salary at such executive's then-existing base salary multiplied by the number of years that such named executive officer has been employed by us, which calculation shall take into account partial years of service. In the event the termination is by reason of disability, such payment is conditional upon the named executive officer executing a general release of claims in a form satisfactory to us. In addition, we are required, pursuant to the executive's employment agreement, to pay such executive or his or her estate in a lump-sum the equivalent of such executive's accrued vacation at the time of termination, provided such accrued vacation can never exceed more than seven weeks.

        Finally, we are required, pursuant to such executive's employment agreement, to pay Messrs. Loughrey and Wilson any remaining retention payments otherwise due to such executive pursuant to the schedule described above under the section entitled "Grants of Plan-Based Awards for 2010—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contracts"; provided such named executive officer executes a general release of claims in a form satisfactory to us. Mr. Huffman received his final retention payout upon his termination in September 2010 pursuant to his employment agreement.

  Estimated Payments Upon Termination For Other Reasons

        Under the terms of the employment agreements of each of our named executive officers, if we terminate his or her employment other than for Cause (as defined in each respective employment agreement), then the terminated officer is entitled to receive in a lump-sum, less any required withholdings, (i) the equivalent of 24 months' base salary in effect on the date notice of termination is given, or the notice date, (ii) the equivalent of four weeks of base salary at his or her then-existing base salary multiplied by the number of years such officer has been employed by us, (iii) the equivalent of such officer's accrued vacation at the time of the notice date; provided such accrued vacation can never exceed more than seven weeks, (iv) a pro-rated bonus payment based on our actual performance, and (v) the equivalent of 24 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Messrs. Loughrey and Wilson are also entitled to any remaining retention payment otherwise due to them pursuant to the schedule described above under the section entitled "Grants of Plan-Based Awards for 2010—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contracts." Mr. Huffman received the final retention payout upon his termination in September 2010 pursuant to his employment agreement.

        Any stock options granted to our named executive officers which otherwise would have vested during the 24 months following the notice date shall vest immediately and remain exercisable until the earlier of the original expiry date and 24 months following the notice date. Finally, our named executive officers are entitled to continuation of medical, health and insurance benefits during the 24-month period. Any amounts otherwise due to our named executive officers are conditioned upon such officer executing a general release of claims in a form satisfactory to us.

        Any PSUs granted to our named executive officers which have not vested at the date of termination are forfeited, unless otherwise determined by our Board of Directors.

        Following termination, our named executive officers are subject to non-solicitation requirements for 24 months, as well as confidentiality obligations.

  Estimated Payments Upon a Change of Control

        In the event there is a change of control (as defined in the employment agreements) and (i) within 120 days of such change of control, a named executive officer elects to terminate his or her employment, or (ii) within 12 months of such change of control, we give notice of our intention to terminate his or her employment for any reason other than just cause, or a triggering event (as defined in the employment agreements) occurs and such officer elects to terminate his or her employment, then such officer is entitled to receive in a lump-sum, less any required withholdings, (i) the equivalent of 36 months' base salary in effect on the notice date, (ii) the equivalent of four weeks of base salary at such officer's then-existing base salary multiplied by the number of years that such officer has been employed with us, (iii) the equivalent of such officer's accrued vacation at the time of the notice date; provided such accrued vacation can never exceed more than seven weeks, (iv) a pro-rated bonus payment based on our performance bonus guidelines, and (v) the equivalent of 36 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Messrs. Loughrey and Wilson are also entitled to any remaining retention payment otherwise due to them pursuant to the schedule described above under the section entitled "Grants of Plan-Based Awards for 2010—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contracts." Mr. Huffman received the final retention payout upon his termination in September 2010, pursuant to his employment agreement.

        Upon a Change of Control (as defined in the employment agreements), any stock options granted to our named executive officers which otherwise would have vested during the 36 months following the notice date shall vest immediately and remain exercisable until the earlier of the original expiry date and 36 months following the notice date. In addition, a Change of Control of our Company could result in one or more of the executives being terminated other than for Cause, or one or more of the executives terminating his respective employment. In either of these events, the severance arrangements described herein would apply. Finally, our named executive officers are entitled to continuation of medical, health and insurance benefits during the 36-month period following a change of control.

        Upon a Change of Control, (a) any stock award may be assumed, converted or replaced by the successor or acquiring corporation (if any), which assumption, conversion or replacement will be binding on the executive; (b) the successor or acquiring corporation may substitute equivalent awards or provide substantially similar consideration, shares or other property for the stock award subject to repurchase restrictions and other provisions no less favorable to the executive than those which applied immediately prior to such Change of Control; or (c) the vesting and settlement of the stock award may be accelerated. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the stock award, as provided above, the vesting and settlement of the stock award shall be accelerated upon a Change of Control.

        The tables below describe and quantify certain compensation that would become payable under existing plans and arrangements if the named executive officer's employment had terminated on December 31, 2010, or if a change of control occurred on that date, given the named executive officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. Mr. Huffman's information is based on actual payments made as a result of his termination on September 30, 2010. These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. To the extent that any payment would be subject to interest and additional tax imposed pursuant to Internal Revenue Code Section 409A, then such payment will be paid on the date that is the earliest of six months from the termination date or such other date as will not result in such payment being subject to such Section 409A sanctions.

        In addition, we have agreed with each named executive officer that, in the event any payment received or to be received by such officer would (a) constitute a "parachute payment" within the meaning of Section 280G, and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such payments shall be either: (i) provided to such named executive officer in full, or (ii) provided to such named executive officer as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the excise tax and any other taxes, results in the named executive officer receiving (on an after tax basis) the greatest amount of benefits (notwithstanding the fact that all or some of the payments may be taxable). Any reduction necessary would be calculated at the time of the termination event or change of control and is not reflected in the estimated amounts provided in the tables below.

        Mr. Huffman ceased employment with us effective September 30, 2010. Our payment obligations to Mr. Huffman in connection with his termination are described under the heading "Dale Huffman" below.

KEVIN LOUGHREY

        The following table shows the potential payments upon termination or a change of control of the Company for Kevin Loughrey, our Chairman and Chief Executive Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	585,492	585,492	1,705,492	0	2,265,492	585,492	585,492
Retention(2)	590,892	590,892	590,892	0	590,892	590,892	590,892
Continuation of Healthcare Benefits(3)	0	0	45,761	0	68,642	0	0
Unused Vacation Pay	19,384	19,384	19,384	19,384	19,384	19,384	19,384

Total	1,195,768	1,195,768	2,361,529	19,384	2,944,410	1,195,768	1,195,768

(1)
As provided in his employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause, 36 months' base salary for termination due to change of control and 4 weeks of pay for each year of service.

(2)
From the 2004 Retention and Severance Arrangement.

(3)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

PAMELA L. SAXTON

        The following table shows the potential payments upon termination or a change of control of the Company for Ms. Saxton, our Chief Financial Officer and Vice President, Finance.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	602,050	710,205	0	1,035,205	60,205	60,205
Continuation of Healthcare Benefits(2)	0	0	45,123	0	67,685	0	0
Unused Vacation Pay	12,500	12,500	12,500	12,500	12,500	12,500	12,500

Total	12,500	72,705	767,828	12,500	1,115,390	72,705	72,705

(1)
As provided in her employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause, 36 months' base salary for termination due to change of control and 4 weeks of pay for each year of service.

(2)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in her employment agreement.

MARK A. WILSON

        The following table shows the potential payments upon termination or a change of control of the Company for Mr. Wilson, our Vice President, Sales and Marketing.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	1,323,600	707,760	0	995,460	132,360	132,360
Retention(2)	0	277,983	277,983	0	277,983	277,983	277,983
Continuation of Healthcare Benefits(3)	0	0	59,936	0	89,903	0	0
Unused Vacation Pay	8,852	8,852	8,852	8,852	8,852	8,852	8,852

Total	8,852	419,195	1,054,531	8,852	1,372,198	419,195	419,195

(1)
As provided in his employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause, 36 months' base salary for termination due to change of control and 4 weeks of pay for each year of service.

(2)
From the 2004 Retention and Severance Arrangement.

(3)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

S. SCOTT SHELLHAAS

        The following table shows the potential payments upon termination or a change of control of the Company for Mr. Shellhaas, our Vice President and Chief Operating Officer.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	374,710	737,471	0	1,087,471	37,471	37,471
Continuation of Healthcare Benefits(2)	0	0	46,541	0	69,812	0	0
Unused Vacation Pay	8,077	8,077	8,077	8,077	8,077	8,077	8,077

Total	8,077	45,548	792,089	8,077	1,165,360	45,548	45,548

(1)
As provided in his employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause, 36 months' base salary for termination due to change of control and 4 weeks of pay for each year of service.

(2)
Includes medical, dental and life, including certain taxes related thereto, and payments for long-term disability premium as provided in his employment agreement.

WENDY CASSITY

        The following table shows the potential payments upon termination or a change of control of the Company for Ms. Cassity, our Vice President, General Counsel and Secretary.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	6,3010	526,301	0	786,301	6,301	6,301
Continuation of Healthcare Benefits(2)	0	0	51,984	0	77,975	0	0
Unused Vacation Pay	3,200	3,200	3,200	3,200	3,200	3,200	3,200

Total	3,200	9,501	581,485	3,200	867,476	9,501	9,501

(1)
As provided in her employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause, 36 months' base salary for termination due to change of control and 4 weeks of pay for each year of service.

(2)
Includes medical, dental and life, including certain taxes related thereto and payments for long-term disability premium as provided in her employment agreement.

DALE E. HUFFMAN

        The following table shows the actual payments made upon Mr. Huffman's termination date September 30, 2010.

	Voluntary Termination ($)	Normal Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance(1)	0	0	521,789	0	0	0	0
Retention(2)	0	0	210,469	0	0	0	0
Continuation of Healthcare Benefits(3)	0	0	15,909	0	0	0	0
Unused Vacation Pay	0	0	14,231	0	0	0	0

Total	0	0	762,398	0	0	0	0

(1)
As provided in his employment agreement. Payments include 24 months' base salary for termination of employment that is Involuntary Not for Cause. The severance payment of $67,789 is to be paid to Mr. Huffman six months following his date of termination September 30, 2010.

(2)
From the 2004 Retention and Severance Arrangement.

(3)
Includes medical, dental, including certain taxes related thereto for first 3 months of coverage after Mr. Huffman's termination date September 30, 2010. In addition, 24 months of premium payments for long-term disability was paid to Mr. Huffman as provided in his employment agreement. Payments will continue as provided in Mr. Huffman's employment agreement on a reimbursement basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of our common stock by our directors, our named executive officers and all of our directors and executive officers as a group, as of March 21, 2011. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For purposes of calculating the percentage of our common stock beneficially owned, the number of shares of our common stock includes 165,610,024 shares of our common stock outstanding as of March 21, 2011. Unless otherwise noted, the address of all persons listed below is

c/o Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Name	Shares Beneficially Owned(1)	Percent
Greater than 5% Beneficial Owners:
Goldcorp Inc.(2)	14,607,294	8.82%
BlackRock, Inc.(3)	8,389,221	5.07%
Directors and Named Executive Officers:
Kevin Loughrey(4)	395,417	*
Timothy J. Haddon(5)	76,250	*
Denis C. Arsenault(6)	221,500	*
Carol T. Banducci(7)	21,667	*
James L. Freer(8)	282,917	*
James P. Geyer(9)	62,417	*
Thomas J. O'Neil(10)	59,917	*
Pamela L. Saxton(11)	146,667	*
S. Scott Shellhaas(12)	156,667	*
Dale E. Huffman	0	*
Mark A. Wilson(13)	188,767	*
Wendy Cassity(14)	10,167	*
All executive officers and directors as a group (11 persons)(15)	1,622,353	1.00%

*
Less than 1%.

(1)
Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2)
Based solely on information as of December 31, 2010 included in a Schedule 13G filed with the SEC on February 10, 2011. The address of Goldcorp Inc. is 666 Burrard St., Suite 3400, Vancouver, British Columbia V6C 2X8 Canada.

(3)
Based solely on information as of December 31, 2010 included in a Schedule 13G filed with the SEC on February 9, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Shares beneficially owned include 2,750 shares held in Mr. Loughrey's IRA, 351,667 stock options exercisable within 60 days of March 21, 2011, and 20,000 performance share units exercisable within 60 days of March 21, 2011.

(5)
Shares beneficially owned include 59,583 stock options and 6,667 restricted share units, each exercisable within 60 days of March 21, 2011.

(6)
Shares beneficially owned include 53,000 shares held in Mr. Arsenault's Registered Retirement Savings Plan (RRSP), 2,940 shares held by his spouse, 5,900 shares held by his spouse's RRSP, 85,000 stock options exercisable within 60 days of March 21, 2011, and 5,000 restricted share units exercisable within 60 days of March 21, 2011. Mr. Arsenault's spouse has sole voting and investment power with respect to the shares she owns directly and in her RRSP. Mr. Arsenault disclaims beneficial ownership of the shares held by his spouse and his spouse's RRSP.

(7)
Shares beneficially owned include 16,667 stock options and 5,000 restricted share units, each exercisable within 60 days of March 21, 2011.

(8)
Shares beneficially owned include 277,917 stock options and 5,000 restricted share units, each exercisable within 60 days of March 21, 2011.

(9)
Shares beneficially owned include 52,917 stock options and 5,000 restricted share units, each exercisable within 60 days of March 21, 2011.

(10)
Shares beneficially owned include 2,000 shares held in a family trust with respect to which Mr. O'Neil controls the voting power, 52,917 stock options exercisable within 60 days of March 21, 2011, and 5,000 restricted share units exercisable within 60 days of March 21, 2011.

(11)
Shares beneficially owned include 136,667 stock options and 10,000 performance share units, each exercisable within 60 days of March 21, 2011.

(12)
Shares beneficially owned include 146,667 stock options and 10,000 performance share units, each exercisable within 60 days of March 21, 2011.

(13)
Shares beneficially owned include 6,800 shares held in Mr. Wilson's IRA, 200 shares held by his spouse, 300 shares held by his spouse's IRA, 400 shares held by his minor children, 166,667 stock options exercisable within 60 days of March 21, 2011, and 10,000 performance share units exercisable within 60 days of March 21, 2011. Mr. Wilson's spouse has sole voting and investment power with respect to the shares she owns directly and in her IRA. Mr. Wilson disclaims beneficial ownership of the shares held by his spouse, his spouse's IRA and the shares held by his minor children.

(14)
Shares beneficially owned include 9,667 stock options exercisable within 60 days of March 21, 2011.

(15)
Shares beneficially owned include 1,356,336 stock options, 31,667 restricted share units and 50,000 performance share units, each exercisable within 60 days of March 21, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2010 all Section 16(a) filing requirements applicable to our officers and directors were timely filed.

AUDIT COMMITTEE REPORT

        Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

        In the performance of its oversight function, the Audit Committee has considered and discussed with management and the Company's independent registered public accounting firm, KPMG LLP, the audited financial statements for the year ended December 31, 2010. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm's independence.

        Based upon the reviews and discussions referred to above, in reliance on management and the independent registered accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James L. Freer, Chairman
Denis C. Arsenault
James P. Geyer

APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

        PricewaterhouseCoopers LLP was first appointed as the independent registered public accounting firm of the Company on January 8, 2007. On August 18, 2009, PricewaterhouseCoopers LLP resigned as the independent registered public accounting firm of the Company at the request of the Company. Following consultation with the Board of Directors, our Audit Committee approved a proposal to engage KPMG LLP to conduct the year-end December 31, 2009 audit and to act as our independent registered public accounting firm. Neither of the reports on our financial statements for the past two years contained an adverse opinion or a disclaimer of an opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and the subsequent interim period preceding the resignation of PricewaterhouseCoopers LLP, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from shareholders during the meeting.

        The appointment of KPMG LLP as our independent registered public accounting firm from their engagement through the next annual meeting of shareholders and authorization of the directors to fix their remuneration will be dependent on no other independent registered public accounting firm being put forward at the meeting and receiving more "for" votes than KPMG LLP.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FROM THEIR ENGAGEMENT THROUGH THE NEXT ANNUAL MEETING OF SHAREHOLDERS.

Auditors Fees

        The following table sets forth approximate aggregate fees billed to us for the fiscal years ending December 31, 2009 and 2010 by PricewaterhouseCoopers LLP and KPMG LLP:

	2010 ($)	2009 ($)
Audit Fees(1)	826,000	775,476
Audit-Related Fees(2)	84,000	0
Tax Fees(3)	302,028	74,552
All Other Fees(4)	0	182,240
Total	1,121,157	1,032,268

(1)
These fees relate to services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, review of the financial statements of our Endako Mine joint venture, and services in connection with our regulatory filings. For 2009, $267,976 was billed from PricewaterhouseCoopers LLP and $507,500 was billed from KPMG LLP.

(2)
These fees relate to consulting services rendered in connection with our acquisition of Terrane Metals Corp. in 2010.

(3)
These fees for both years relate to services rendered in connection with tax compliance, tax advice, tax planning and tax training. During 2009, $11,748 was billed from PricewaterhouseCoopers LLP and $62,804 was billed from KPMG LLP.

(4)
During 2009, fees billed from PricewaterhouseCoopers LLP were $121,371 and relate to the review of a prospectus in connection with a securities offering, the payment of regulatory fees and IFRS consulting. Fees billed from KPMG LLP for 2009 were $60,869 and relate to IFRS consulting.

 ADVISORY VOTE ON
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
(PROPOSAL 3)

        Shareholders have an opportunity to cast an advisory vote on compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a "Say on Pay" proposal, gives shareholders the opportunity to approve or reject on an advisory basis our executive pay program through the following resolution:

    "RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement."

        As discussed in the "Compensation Discussion and Analysis," the overall objectives of our executive compensation programs are to attract, retain and motivate quality executives, to motivate the executives to work effectively to attain short- and long-term corporate and individual goals that are aligned with the interests of our shareholders, and to reward those executives when such objectives are met or exceeded. We attempt to create and implement policies that will encourage and reward outstanding performance, seek to increase overall performance and profitability, and thereby increase shareholder value.

        Our compensation philosophy is based on pay-for-performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results and provides high reward opportunities for high corporate performance. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders. Please see "Compensation Discussion and Analysis" section above for an explanation of our executive compensation.

        This "Say on Pay" proposal allows our shareholders to express their view regarding the decisions of the Compensation Committee on the 2010 compensation to our named executive officers. Your advisory vote will serve as a tool to guide the Board of Directors and the Compensation and Governance Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our shareholders.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

 ADVISORY VOTE ON
THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
(PROPOSAL 4)

        Shareholders have an opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers. Shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years or they may abstain from voting.

        After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for our Company and its shareholders at this time.

        The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation.

        OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" A FREQUENCY PERIOD OF EVERY YEAR FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In accordance with our Policy on Related Person Transactions, we review all relationships and transactions in which our Company and our directors and executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest.

        Our Compensation and Governance Committee is responsible for reviewing all related person transactions. As required under the SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our proxy statement. In addition, our Compensation and Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review, our Compensation and Governance Committee considers the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction, and the terms of comparable transactions that would be available to unrelated third parties or to employees generally.

        We do not have any related person transactions.

GENERAL

Other Matters

        Our Board of Directors does not know of any matters that are to be presented at the annual meeting other than those stated in the notice of annual meeting and referred to in this proxy statement. If any other matters should properly come before the annual meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

        Our Annual Report to Shareholders for the fiscal year ended December 31, 2010 which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is being mailed to shareholders together with this proxy statement.

        Any shareholder can access our Charter of the Board of Directors, the Board Guidelines as well as the Charters of the Audit Committee and Compensation and Governance Committee in the "Corporate Governance" section of our website at www.thompsoncreekmetals.com. In addition, our Code of Ethics and Business Practices can also be accessed in the "Corporate Governance" section of our website at www.thompsoncreekmetals.com. We will disclose any future amendments to, or waivers from, certain provisions of our Code of Ethics and Business Practices on our website following such amendment or waiver. Any shareholder may also obtain a printed copy of these documents by writing to Wendy Cassity, Vice President, General Counsel and Secretary, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Shareholder Communications

        Any shareholder or interested party wishing to communicate with any of our directors regarding the Company may write to the director in care of Wendy Cassity, Vice President, General Counsel and Secretary, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120. The Corporate Secretary will forward any such communications to the directors in accordance with the shareholder communications policy approved by the independent directors.

Solicitation of Proxies

        The cost of solicitation of proxies in the accompanying form will be borne by us, including expenses in connection with preparing and mailing this proxy statement. In addition to solicitation of proxies by mail, our directors, officers and employees (who will receive no additional compensation therefore) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Thompson Creek has retained Kingsdale Shareholder Services Inc. to provide the following services in connection with the Meeting: review and analysis of the proxy statement, recommending corporate governance best practices where applicable, liaising with proxy advisory firms, developing and implementing shareholder communication and engagement strategies, advice with respect to meeting and proxy protocol, reporting and reviewing the tabulation of shareholder proxies, and the solicitation of shareholder proxies including contacting shareholders by telephone. The cost of these services is approximately $30,000 plus $6.00 per telephone call and reimbursement of disbursements, the cost of which will be borne by Thompson Creek. We have also agreed to indemnify Kingsdale Shareholder Services Inc. against certain liabilities arising out of or in connection with its engagement.

        Each holder of our common stock who does not expect to be present at the annual meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope or vote by telephone or on the Internet.

Shareholder Proposals

        If any of our shareholders intends to present a proposal for consideration at the next annual meeting of shareholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board of Directors with respect to such meeting pursuant to Rule 14a-8 under the Exchange Act, such proposal must be received in writing at our offices, 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, Attention: Wendy Cassity, Vice President, General Counsel and Secretary no later than November 25, 2011. In addition, SEC rules permit management to vote proxies in its discretion if we: (i) receive notice of the proposal that is not included in the proxy statement prior to the close of business on February 8, 2012, and advise shareholders in the 2012 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) do not receive notice of the proposal prior to the close of business on February 8, 2012.

Delivery of Materials to Shareholders with Shared Addresses

        Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact us by phone at (303) 762-3526, or by writing to Investor Relations, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Any questions and requests for assistance may be directed to the Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

North American Toll Free Phone:

1-888-518-1554

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

FORM OF PROXY SOLICITED BY THE MANAGEMENT OF THOMPSON CREEK METALS COMPANY INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2011 The undersigned shareholder(s) of THOMPSON CREEK METALS COMPANY INC. (the “Company”) hereby appoint(s) Kevin Loughrey, the Chairman and Chief Executive Officer of the Company, or in lieu of the foregoing, Timothy J. Haddon, Lead Director of the Company, and Wendy Cassity, Vice President, General Counsel and Secretary of the Company, or in lieu of the foregoing, , to attend and vote on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, May 6, 2011 at 10:00 a.m. (Mountain Time) and at any adjournment thereof as follows in accordance with their discretion upon any other matter properly presented. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors named below or their substitutes as designated by the Board of Directors, FOR proposals 2 and 3 and for “1 year” on proposal 4. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting. The undersigned specifies that all of the voting shares owned by him or her and represented by this form of proxy shall be: Proposals: (1) Election of Directors: For Withheld For Withheld 1 Denis C. Arsenault c c 5 Timothy J. Haddon c c 2 Carol T. Banducci c c 6 Kevin Loughrey c c 3 James L. Freer c c 7 Thomas J. O’Neil c c 4 James P. Geyer c c The Board of Directors recommends you vote FOR the election of directors. (2) Appoint KPMG LLP as the Company’s independent auditors from their engagement through the next annual meeting of shareholders and authorize the Company’s directors to fix their remuneration: For Against Abstain c c c The Board of Directors recommends you vote FOR the appointment of KPMG LLP. (3) Advisory vote on the compensation of the Company’s named executive officers: For Against Abstain c c c The Board of Directors recommends you vote FOR the executive compensation of our named executive officers. (4) Advisory vote on the frequency of future advisory votes on the Company’s named executive officer compensation: 1 Year 2 Years 3 Years Abstain c c c c The Board of Directors recommends you vote FOR a frequency period of 1 year. If any amendments or variations to the matters referred to above or to any other matters identified in the notice of meeting are proposed at the meeting or any adjournment or adjournments thereof, or if any other matters which are not now known to management should properly come before the meeting or any adjournment or adjournments thereof, this proxy confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in accordance with the best judgment of such person. To be valid, this proxy must be received by the Company’s transfer agent, Equity Financial Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to the Meeting or any adjournment thereof. Late proxies may be accepted or rejected by the Chairman of the meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy. This proxy revokes and supersedes all proxies of earlier date. DATED this  day of , 2011. Signature of Shareholder Name of Shareholder (Please Print) PLEASE SEE NOTES ON REVERSE

Notes: 1. THIS PROXY IS SOLICTED BY MANAGEMENT OF THE COMPANY. 2. The shares represented by this proxy will be voted. Where a choice is specified, the proxy will be voted as directed. Where no choice is specified, this proxy will be voted in favour of the matters listed on the proxy. The proxy confers discretionary authority on the above named person to vote in his or her discretion with respect to amendments or variations to the matters identified in the Notice of Meeting accompanying the proxy or such other matters which may properly come before the meeting. 3. Each shareholder has the right to appoint a person other than management designees specified above to represent them at the meeting. Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Company. 4. Each shareholder must sign this proxy. Please date the proxy. If the shareholder is a corporation, the proxy must be executed by an officer or attorney thereof duly authorized. 5. If the proxy is not dated in the space provided, it is deemed to bear the date of its mailing to the shareholders of the Company. 6. If the shareholder appoints any of the persons designated above, including persons other than management designees, as proxy to attend and act at the said Meeting: (a) the shares represented by the proxy will be voted in accordance with the instructions of the shareholder on any ballot that may be called for; (b) where the shareholder specifies a choice in the proxy with respect to any matter to be acted upon, the shares represented by the proxy shall be voted accordingly; and (c) IF NO CHOICE IS SPECIFIED WITH RESPECT TO THE MATTERS LISTED ABOVE, THE PROXY WILL BE VOTED FOR SUCH MATTERS.